Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

EQUITY BANCSHARES, INC.,

PRAIRIE MERGER SUB, INC.

AND

PRAIRIE STATE BANCSHARES, INC.

Dated as of October 20, 2016

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(continued)

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(continued)

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(continued)

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is effective as of October 20, 2016, by and among Equity Bancshares, Inc. (“EQBK”), a Kansas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), Prairie Merger Sub, Inc. (“Merger Sub”), a Kansas corporation and wholly-owned subsidiary of EQBK, and Prairie State Bancshares, Inc. (“Prairie”), a Kansas corporation and registered bank holding company under the BHCA.

RECITALS

WHEREAS, EQBK owns all of the common stock of Equity Bank, a Kansas state bank with its principal office in Andover, Kansas (“Equity Bank”);

WHEREAS, Prairie owns all of the common stock of State Bank, a Kansas state bank with its principal office in Hoxie, Kansas (the “Bank”);

WHEREAS, the Board of Directors of EQBK (the “EQBK Board”) and the Board of Directors of Prairie (the “Prairie Board”) have determined that it is advisable and in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement, pursuant to which EQBK will, on the terms and subject to the conditions set forth in this Agreement, acquire Prairie through the merger of Merger Sub, with and into Prairie (the “Merger”), with Prairie surviving as a wholly-owned subsidiary of EQBK;

WHEREAS, immediately following, and in connection with, the Merger, EQBK will cause Prairie to be merged with and into EQBK, with EQBK surviving the merger (the “Second Step Merger” and together with the Merger, the “Integrated Mergers”), and immediately following the Second Step Merger, or at such later time as EQBK may determine, EQBK will cause the Bank to be merged with and into Equity Bank, with Equity Bank surviving the merger (the “Bank Merger”);

WHEREAS, if the Merger were effective as of the date hereof, the aggregate value of the merger consideration that EQBK would pay to shareholders of Prairie would equal $24,510,000; provided, however, the aggregate merger consideration may change from such amount and will be calculated and paid in accordance with the terms and conditions of this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement for EQBK to enter into this Agreement, certain directors of Prairie have entered into Director Support Agreements in the form attached hereto as Exhibit “A” (the “Director Support Agreement”) in connection with the Merger; and

WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement and certain additional agreements related to the transactions contemplated hereby:

AGREEMENT

NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions set forth below, the parties, intending to be legally bound, undertake, promise, covenant and agree with each other as follows:

ARTICLE I

THE MERGER

Section 1.01    Merger of Merger Sub with and into Prairie. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub will merge with and into Prairie in accordance with Section 17-6701 of the Kansas General Corporation Code (the “KGCC”). Prairie will be the surviving corporation in the Merger (the “Surviving Corporation”) and will continue its corporate existence under the KGCC as a wholly-owned subsidiary of EQBK. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

Section 1.02    Effects of the Merger. The Merger will have the effects set forth in the KGCC. The name of the Surviving Corporation will be “Prairie State Bancshares, Inc.”

Section 1.03    Articles of Incorporation and Bylaws. At the Effective Time, the articles of incorporation and bylaws of Prairie, as in effect immediately before the Effective Time, will be the articles of incorporation and bylaws of the Surviving Corporation until thereafter changed or amended as provided by Law.

Section 1.04    Directors and Officers. The directors and officers, respectively, of Merger Sub at the Effective Time will become the directors and officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the articles of incorporation and bylaws of the Surviving Corporation or as otherwise provided by Law.

Section 1.05    Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of EQBK, Merger Sub, Prairie or any holder of record of the following securities:

(a)    Each share of Class A common stock, par value $0.01 per share, of EQBK (“EQBK Class A Stock”) and Class B common stock, par value $0.01 per share of EQBK (“EQBK Class B Stock”), issued and outstanding immediately prior to the Effective Time, shall remain issued and outstanding and shall not be affected by the Merger.

(b)    Each share of common stock, par value $10.00 per share, of Prairie (the “Prairie Stock”) issued and outstanding immediately prior to the Effective Time, except for the Cancelled Shares and Dissenting Shares, shall cease to be outstanding and shall automatically be converted into and become the right to receive, without interest, the following:

(i)    a number of shares of EQBK Class A Stock equal to the Exchange Ratio; and

(ii)    the Per Share Cash Amount (the aggregate consideration described in clauses (i) and (ii), such per share amount, the “Per Share Merger Consideration,” and in the aggregate for all holders of Prairie Stock entitled to receive the Per Share Merger Consideration under the terms of this Agreement, the “Merger Consideration”).

(c)    At the Effective Time, each share of Prairie Stock converted into the right to receive the Per Share Merger Consideration pursuant to this Section 1.05 shall no longer be outstanding and shall automatically be cancelled and cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Prairie Stock shall thereafter cease to have any rights with respect to such shares of Prairie Stock, except the right to receive the Per Share Merger Consideration for such shares.

(d)    Any shares of Prairie Stock that are owned immediately prior to the Effective Time by Prairie, EQBK or their respective Subsidiaries (other than (i) shares of Prairie Stock held, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties and (ii) shares of Prairie Stock held in respect of a debt previously contracted) shall be canceled and extinguished without any conversion thereof or consideration therefor (the “Cancelled Shares”).

(e)    No certificates representing a fractional share shall be issued by EQBK. In lieu of any fractional share, each holder of Prairie Stock entitled to a fractional share, upon surrender of such shares of Prairie Stock, shall be entitled to receive from EQBK an amount in cash (without interest), payable in accordance with Section 1.07, rounded to the nearest cent, determined by multiplying the fractional share by $25.56.

(f)    Notwithstanding anything to the contrary herein, if, between the date hereof and the Effective Time, the outstanding shares of EQBK Class A Stock or EQBK Class B Stock increase, decrease, change into or are exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization (a “Share Adjustment”), then the Exchange Ratio shall be appropriately and proportionately adjusted so that each holder of Prairie Stock shall be entitled to receive the Merger Consideration in such proportion as it would have received if the record date for such Share Adjustment had been immediately after the Effective Time.

(g)    Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted automatically into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

Section 1.06    Calculation of Consideration.

(a)    For purposes of this Agreement, the following terms shall have the meanings set forth below:

(i)    “Adjusted Equity” means the sum of Prairie’s capital, surplus and retained earnings accounts less all intangible assets, calculated as of the Calculation Date and in accordance with RAP consistently applied, and adjusted to reflect, without duplication, (A) the payment of or accrual for all Prairie Merger Costs and (B) any dividends or distributions (whether accrued or paid). Adjusted Equity shall not include any deduction for any severance costs related to a Terminated Employee.

(ii)    “Adjusted Cash Amount” means an amount of cash equal to the difference of (A) $12,255,000, minus (B) the Equity Adjustment.

(iii)    “Calculation Date” means the close of business on the fifth Business Day immediately preceding the Closing Date, or such other date as mutually agreeable to the parties hereto.

(iv)    “Equity Adjustment” means the difference of (A) Minimum Equity, minus (B) Adjusted Equity; provided, that if the amount of the Adjusted Equity is greater than the Minimum Equity, then the Equity Adjustment shall be zero.

(v)    “Exchange Ratio” means 6.41 shares of EQBK Class A Stock.

(vi)    “Minimum Equity” means $20,300,000.

(vii)    “Per Share Cash Amount” means $163.84; provided, however, that if the Equity Adjustment is greater than zero, then the Per Share Cash Amount shall be equal to the quotient of (A) the Adjusted Cash Amount, divided by (B) the number of the shares of Prairie Stock outstanding immediately prior to the Effective Time, except for the Cancelled Shares.

(viii)    “Prairie Merger Costs” means (A) the cost of terminating any employment agreements (including any non-competition agreements, option agreements or equity based plans); (B) the transaction costs, fees and expenses (including all legal, accounting, and financial advisory fees and expenses, including any cost to obtain any opinion as to the financial fairness of the Merger) incurred by Prairie; (C) the payments owed by Prairie to those employees and in such amounts listed on Prairie Confidential Schedule 1.06, including, any stay-pay or retention bonus amounts or change in control payments (all of which shall be reflected on Prairie Confidential Schedule 1.06 including the name of the recipient, the amount of such payment and with respect to any stay-pay or retention bonus arrangements, the date through which the recipient must remain employed by the Surviving Corporation to receive the stay-pay or retention bonus amount); (D) a mutually agreeable estimate of the cost of obtaining a determination letter from the IRS in connection with the termination of the ESOP; (E) any federal or state income tax obligations, franchise tax obligations or real property tax obligations incurred prior to the Effective Time; (F) the accrual or payment of all of the costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid by Prairie in connection with any contract termination required pursuant to this Agreement, including, without limitation, all costs, fees, expenses, contract payments, penalties or liquidated damages associated with the termination of the contracts required by Section 5.15(a) and the termination of the data processing or technology contracts contemplated by Section 5.15(b) hereof; (G) any unrealized gains or any unrealized losses (as the case may be) in Prairie’s securities portfolio due to mark-to-market adjustments required by RAP as of the Calculation Date; (H) a mutually agreeable estimate of the cost of preparing the federal and state income Tax Returns of Prairie for the period from January 1, 2016 through the Closing Date; (I) one-half of the payment of all costs, fees and expenses relating to the engagement of and performance by a mutually acceptable certified public accounting firm of an audit on Prairie’s financial statements for 2015 and, if necessary, 2016 as contemplated by Section 5.13(a), and (J) other amounts mutually agreed upon in writing by EQBK and Prairie. In addition, any dividends (whether paid or declared) by Prairie shall have been recorded by Prairie as a reduction of Adjusted Equity. For purposes of the calculation of Adjusted Equity, the amount of the Adjusted Equity shall reflect the after-tax amount of the foregoing adjustments calculated in accordance with RAP. For the avoidance of doubt any amount by which the Adjusted Equity exceeds the Minimum Equity shall inure to the benefit of EQBK.

Section 1.07    Exchange Procedures.

(a)    Prior to the Effective Time, EQBK shall appoint an exchange agent (the “Exchange Agent”) to act as the exchange agent hereunder.

(b)    At or prior to the Effective Time, EQBK shall deposit with or make available to the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Section 1.07, (i) certificates or, at EQBK’s option, evidence of shares in book entry form, representing the shares of EQBK Class A Stock, to be issued pursuant to Section 1.05(b), and (ii) cash in an amount sufficient to pay (A) the Adjusted Cash Amount and (B) cash in lieu of any fractional shares (collectively, the “Exchange Fund”).

(c)    At least twenty (20) days prior to the Effective Time or such other date agreed to by the parties, and subject to the receipt by the Exchange Agent of a list of Prairie’s shareholders in a format that is reasonably acceptable to the Exchange Agent, the Exchange Agent shall mail to each holder of a certificate representing shares of Prairie Stock (each, a “Certificate”, it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Prairie Stock) as of such date, (i) a letter of transmittal, in a form mutually acceptable to Prairie and EQBK (which shall specify that delivery shall be effected, and risk of loss and title to each Certificate shall pass, only upon delivery of such Certificate (or an affidavit of loss in lieu of such Certificate and, if reasonably required by EQBK or the Exchange Agent, the posting by such holder of Prairie Stock of a bond in such amount as EQBK may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate)) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the agreement with the Exchange Agent (the “Letter of Transmittal”) and (ii) instructions for use in surrendering each Certificate in exchange for the Per Share Merger Consideration, any cash in lieu of a fractional share of EQBK Class A Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to this Section 1.07. The Prairie shareholders will be entitled to receive their Per Share Merger Consideration only after receipt by the Exchange Agent of a properly completed Letter of Transmittal. If a Letter of Transmittal contains an error, is incomplete or is not accompanied by all appropriate Certificates, then the Exchange Agent will notify that Prairie shareholder promptly of the need for further information or documentation.

(d)    If a Prairie shareholder surrenders a Certificate together with a properly completed and executed Letter of Transmittal, to the Exchange Agent at least five (5) Business Days before the Closing Date, then, on the Closing Date, EQBK will cause the Exchange Agent to deliver to such Prairie shareholder the Per Share Merger Consideration and any cash in lieu of a fractional share of EQBK Class A Stock to be issued or paid with respect to each share of Prairie Stock represented by the Certificate, and each Certificate surrendered will be canceled. If a Prairie shareholder surrenders a Certificate together with a properly completed and executed Letter of Transmittal, to the Exchange Agent at any time after five (5) Business Days before the Closing Date, then Equity will cause the Exchange Agent to promptly, but in no event later than five (5) Business Days after receipt of such Certificates and Letter of Transmittals deliver to the Prairie shareholder the Per Share Merger Consideration and any cash in lieu of a fractional share of EQBK Class A Stock to be issued or paid with respect to each share of Prairie Stock represented by the Certificate, and each Certificate surrendered will be canceled. EQBK may, at its option, deliver any shares of EQBK Class A Stock in book-entry form. Until so surrendered, each Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Per Share Merger Consideration and any cash in lieu of a fractional share of EQBK Class A Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with this Section 1.07, and any dividends or distributions to which such holder is entitled pursuant to this Section 1.07.

(e)    No dividends or other distributions with respect to EQBK Class A Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of EQBK Class A Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Section 1.07. Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such Certificate in accordance with this Section 1.07, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of EQBK Class A Stock represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of

EQBK Class A Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the EQBK Class A Stock issuable with respect to such Certificate.

(f)    In the event of a transfer of ownership of a Certificate representing Prairie Stock prior to the Effective Time that is not registered in the stock transfer records of Prairie, the Per Share Merger Consideration and any cash in lieu of a fractional share of EQBK Class A Stock to be issued or paid in consideration therefor shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Prairie Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the reasonable satisfaction of EQBK and the Exchange Agent that the Tax has been paid or is not applicable.

(g)    EQBK and the Exchange Agent, as the case may be, shall be entitled to deduct and withhold, if necessary, from any consideration otherwise payable pursuant to this Agreement to any Person such documented and actual amounts as EQBK or the Exchange Agent, as the case may be, is required to deduct and withhold under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by EQBK or the Exchange Agent, as the case may be, and remitted to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by EQBK or the Exchange Agent, as the case may be.

(h)    EQBK and the Exchange Agent, as the case may be, shall be entitled to deduct, if necessary, from any consideration (payable in any form, including stock or cash) otherwise payable pursuant to this Agreement to any Person any documented and actual amount that is owed by such Person to Prairie, or EQBK as the successors to Prairie, including any amounts owed under the loan from Prairie to the State Bank Employee Stock Ownership Plan, originally effective as of January 1, 1994 (as amended to date, the “ESOP”). To the extent that amounts are so deducted by EQBK or the Exchange Agent pursuant to this Section, such debt shall be treated as paid by such Person and such deducted amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction was made by EQBK or the Exchange Agent, as the case may be.

(i)    Any portion of the Exchange Fund that remains unclaimed by the shareholders of Prairie at the expiration of six (6) months after the Effective Time shall be paid to EQBK. In such event, any former shareholders of Prairie who have not theretofore complied with this Section 1.07 shall thereafter look only to EQBK with respect to the Per Share Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the EQBK Class A Stock deliverable in respect of each share represented by a Certificate such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

(j)    Any other provision of this Agreement notwithstanding, none of EQBK, the Surviving Corporation or the Exchange Agent shall be liable to a holder of Prairie Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 1.08    Dissenting Shareholders.

(a)    Notwithstanding anything in this Agreement to the contrary, no Person who has prior to the Effective Time perfected a demand for appraisal rights pursuant to Section 17-6712 of the KGCC (a “Dissenting Shareholder”) with respect to any shares of Prairie Stock held by such Dissenting Shareholder (“Dissenting Shares”) shall be entitled to receive the Per Share Merger Consideration with respect to such Dissenting Shares unless and until such Dissenting Shareholder shall have effectively withdrawn (in accordance with Section 17-6712 of the KGCC) or lost such Person’s right to appraisal under the KGCC with respect to such Dissenting Shares. Unless and until a Dissenting Shareholder shall have effectively so withdrawn or lost such Dissenting Shareholder’s right to appraisal under the KGCC with respect to Dissenting Shares, such Dissenting Shareholder shall be entitled to receive only payment of the fair value of such Dissenting Shares as required by Section 17-6712 of the KGCC (including any interest thereon and related costs, if any, required to be paid in accordance with Section 17-6712 of the KGCC). Prairie shall give EQBK (A) prompt written notice of any written demands for payment of fair value, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by Prairie prior to the Effective Time pursuant to Section 17-6712 of the KGCC relating to Prairie shareholders’ appraisal rights and (B) the opportunity to participate in and control all negotiations and proceedings with respect to demands for payment of fair value by Prairie shareholders under Section 17-6712 of the KGCC. Prairie shall not, except with the prior written consent of EQBK (which shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any such dissent or demands for payment of fair value, offer to settle or settle any such demands. Any payment required to be made with respect to the Dissenting Shares shall be made by EQBK. From and after the Effective Time, Dissenting Shares shall not be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except dividends or other distributions payable by Prairie to shareholders of record prior to the Effective Time).

(b)    If any shareholder who holds Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) such shareholder’s right to appraisal under the KGCC, then, as of the later of the Effective Time and the occurrence of such effective withdrawal or loss, such shareholder’s shares of Common Stock shall no longer be Dissenting Shares and shall be automatically converted into the right to receive the Per Share Merger Consideration, without interest, as set forth in this Article I, it being understood that surrender of the Certificate representing such Dissenting Shares shall be a prerequisite to the receipt of payment in respect of any Dissenting Shares represented thereby.

Section 1.09    Second Step Merger. On the Closing Date and as soon as reasonably practicable following the Effective Time, in accordance with the KGCC, EQBK shall cause the Surviving Corporation to be merged with and into EQBK in the Second Step Merger, with EQBK surviving the Second Step Merger and continuing its existence under the Laws of the State of Kansas, and the separate corporate existence of the Surviving Corporation ceasing as of the Second Effective Time. In furtherance of the foregoing, EQBK shall cause to be filed with the Secretary of State of the State of Kansas, in accordance with the KGCC, a certificate of merger relating to the Second Step Merger (the “Second Certificate of Merger”). The Second Step Merger shall become effective as of the date and time specified in the Second Certificate of Merger (such date and time, the “Second Effective Time”). At and after the Second Effective Time, the Second Step Merger shall have the effects set forth in the applicable provisions of the KGCC.

Section 1.10    Bank Merger. Immediately following the Second Step Merger, or at such later time as EQBK may determine in its sole discretion, EQBK will cause the Bank Merger on the terms and subject to the terms and conditions set forth in the Bank Merger Agreement attached hereto as Exhibit “B” (the “Bank Merger Agreement”). Equity Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of the Bank shall cease. The parties agree that the Bank Merger will become effective immediately after the Second Effective Time. On the date of this Agreement, Equity Bank and the Bank entered into the Bank Merger Agreement. In furtherance of the foregoing, the parties shall execute and cause to be filed applicable articles or certificates of merger and such other documents as are necessary to effectuate the Bank Merger.

ARTICLE II

THE CLOSING AND THE CLOSING DATE

Section 2.01    Time and Place of the Closing and Closing Date.

(a)    On a date mutually acceptable to EQBK and Prairie within thirty (30) days after the receipt of all necessary regulatory, corporate and other approvals and the expiration of any mandatory waiting periods (the “Closing Date”), as may be extended by mutual agreement of the parties for a reasonable period to facilitate a Calculation Date on month-end in the event the parties so agree, a meeting will take place at which the parties to this Agreement will exchange certificates, letters and other documents in order to determine whether all of the conditions set forth in Article VII and Article VIII have been satisfied or waived or whether any condition exists that would permit a party to this Agreement to terminate this Agreement. If none of the foregoing conditions then exists or if no party elects to exercise any right it may have to terminate this Agreement, then the parties will execute such documents and instruments as may be necessary or appropriate in order to effect the Merger and the other transactions contemplated by this Agreement (the “Closing”).

(b)    The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time specified in the certificate of merger, reflecting the Merger, filed with the Secretary of State of the State of Kansas in accordance with the KGCC (the “Effective Time”). The parties will use their commercially reasonable efforts to cause the Effective Time to occur on the same date as the Closing Date, but in no event will the Effective Time occur more than one (1) day after the Closing Date.

(c)    The Closing will take place at the offices of Norton Rose Fulbright US LLP located at 2200 Ross Avenue, Suite 3600, Dallas, Texas 75201 at 10:00 a.m. on the Closing Date, or at such other time and place to which the parties may agree.

Section 2.02    Actions to be Taken at the Closing by Prairie. At the Closing, Prairie will execute and acknowledge, or cause to be executed and acknowledged, and deliver to EQBK such documents and certificates contemplated to be delivered pursuant to this Agreement or reasonably necessary to evidence the transactions contemplated by this Agreement, including the following (all of such actions constituting conditions precedent to the obligations of EQBK to close hereunder):

(a)    True, correct and complete copies of Prairie’s articles of incorporation and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Kansas;

(b)    True, correct and complete copies of the Bank’s articles of incorporation and all amendments thereto, duly certified as of a recent date by the OSBC;

(c)    A certificate of good standing from the Secretary of State of the State of Kansas, duly certifying as of a recent date as to the good standing of Prairie under the Laws of the State of Kansas;

(d)    A certificate of good standing from the OSBC, duly certifying as of a recent date as to the good standing of the Bank under the Laws of the State of Kansas;

(e)    A certificate, dated as of a recent date, issued by the Federal Deposit Insurance Corporation (the “FDIC”), duly certifying that the deposits of the Bank are insured by the FDIC pursuant to the Federal Deposit Insurance Act, as amended (the “FDIA”);

(f)    A letter, dated as of a recent date, from the Federal Reserve Bank of Kansas City, to the effect that Prairie is a registered bank holding company under the BHCA;

(g)    A certificate, dated as of the Closing Date, executed by the secretary or other appropriate executive officer of Prairie, pursuant to which such officer will certify: (i) the due adoption by the Prairie Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby; (ii) the due adoption and approval by the shareholders of Prairie of this Agreement; and (iii) the incumbency and true signatures of those officers of Prairie duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and the other agreements and documents contemplated hereby and thereby; (iv) that the copy of the Bylaws of Prairie attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy; and (v) a true and correct copy of the list of the holders of Prairie Stock as of the Closing Date;

(h)    A certificate, dated as of the Closing Date, signed by the chief executive officer of Prairie, pursuant to which Prairie will certify that (i) Prairie has satisfied the conditions set forth in Sections 8.01 and 8.02; and (ii) except as expressly permitted by this Agreement, there has been no Material Adverse Change with respect to Prairie or any of its Subsidiaries, individually or in the aggregate since December 31, 2015;

(i)    The consents required from third parties to complete the transactions contemplated by this Agreement listed on Prairie Confidential Schedule 2.02(i);

(j)    All releases as required under Section 8.06;

(k)    Prairie shall have delivered to EQBK (i) a notice to the IRS conforming to the requirements of Treasury Regulation Section 1.897-2(h)(2), in form and substance satisfactory to EQBK, dated as of the Closing Date and executed by Prairie, and (ii) a Statement of Non-U.S. Real Property Holding Corporation Status Pursuant to Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h) and Certification of Non-Foreign Status, in form and substance reasonably satisfactory to EQBK, dated as of the Closing Date and executed by Prairie;

(l)    Prairie will, and will cause its shareholders to, deliver to EQBK two (2) completed and properly executed (by each shareholder, and each shareholder’s spouse if required by applicable law, of Prairie) original copies of (i) IRS Form 8023 and required schedules thereto and (ii) to the extent required, two (2) completed and properly executed originals of any similar forms with respect to state, local or foreign income Taxes, (iii) any other documents reasonably requested by EQBK in connection with the making or perfecting the Section 338(h)(10) Elections; and

(m)    All other documents required to be delivered to EQBK under this Agreement, and all other documents, certificates and instruments as are reasonably requested by EQBK or its counsel.

Section 2.03    Actions to be Taken at the Closing by EQBK. At the Closing, EQBK will execute and acknowledge, or cause to be executed and acknowledged, and deliver to Prairie such documents and certificates contemplated to be delivered pursuant to this Agreement or reasonably necessary to evidence the transactions contemplated by this Agreement, including the following (all of such actions constituting conditions precedent to the obligations of Prairie to close hereunder):

(a)    True, correct and complete copies of EQBK’s articles of incorporation and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Kansas;

(b)    True, correct and complete copies of Merger Sub’s articles of incorporation and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Kansas;

(c)    A certificate of good standing from the Secretary of State of the State of Kansas, duly certifying as of a recent date as to the good standing of EQBK under the Laws of the State of Kansas;

(d)    A certificate of good standing from the Secretary of State of the State of Kansas, duly certifying as of a recent date as to the good standing of Merger Sub under the Laws of the State of Kansas;

(e)    A letter, dated as of a recent date, from the Federal Reserve Bank of Kansas City, to the effect that EQBK is a registered bank holding company under the BHCA;

(f)    A certificate, dated as of the Closing Date, executed by the secretary or other appropriate executive officer of EQBK, pursuant to which such officer will certify: (i) the due adoption by the EQBK Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby, and the taking of all actions contemplated hereby and thereby; (ii) the incumbency and true signatures of those officers of EQBK duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and the other agreements and documents contemplated hereby and thereby; (iii) that the copy of the Bylaws of EQBK attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy;

(g)    A certificate, dated as of the Closing Date, signed by the secretary or an assistant secretary of Merger Sub, pursuant to which Merger Sub will certify (i) the due adoption by the Board of Directors of Merger Sub of corporate resolutions attached to such certificate authorizing the Merger and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby, (ii) the due adoption by the sole shareholder of Merger Sub of resolutions authorizing the Merger, this Agreement and the transactions contemplated by the Merger, (iii) the incumbency and true signatures of those officers of Merger Sub duly authorized to act on its behalf in connection with the Merger and to execute and deliver this Agreement and other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby on behalf of Merger Sub, and (iv) that the copy of the Bylaws of Merger Sub attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy;

(h)    A certificate, dated as of the Closing Date, signed by the chief executive officer of EQBK, pursuant to which EQBK will certify that (i) EQBK has satisfied the conditions set forth in Sections 7.01 and 7.02; and (ii) except as expressly permitted by this Agreement, there has been no Material Adverse Change with respect to EQBK since December 31, 2015;

(i)    The consents required from third parties to complete the transactions contemplated by this Agreement listed on EQBK Confidential Schedule 2.03(i); and

(j)    All other documents required to be delivered to Prairie by EQBK under this Agreement, and all other documents, certificates and instruments as are reasonably requested by Prairie or its counsel.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PRAIRIE

As a material inducement to EQBK and Merger Sub to enter into and perform their obligations under this Agreement, and notwithstanding any examinations, inspections, audits, and other investigations heretofore and hereafter made by EQBK, except as disclosed in the disclosure schedule delivered by Prairie to EQBK before the execution of this Agreement (the “Prairie Confidential Schedule”) setting forth items of disclosure with specific reference to the particular section of this Agreement to which the information on the Prairie Confidential Schedule relates, Prairie hereby makes the following representations and warranties to EQBK as of the date of this Agreement; provided, however, that any information set forth in one section of the Prairie Confidential Schedule will be deemed to apply to each other section or subsection of this Agreement expressly referenced in such disclosure; provided, further, that, notwithstanding anything in this Agreement to the contrary, (a) reference to any dollar amounts in any representation or warranty will not be deemed to indicate that such amount is material with respect to or otherwise under any provision under this Agreement, and (b) the inclusion of an item in such Prairie Confidential Schedule as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Change on Prairie.

Section 3.01    Organization and Qualification.

(a)    Prairie is a corporation, duly organized, validly existing and in good standing under all Laws of the State of Kansas and is a bank holding company registered under the BHCA. Prairie has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement. True and complete copies of the articles of incorporation and bylaws of Prairie, as amended to date, have been furnished to EQBK. Prairie does not own or control any Affiliate or Subsidiary, other than the Bank. The nature of the business of Prairie and its activities do not require it to be qualified to do business as a foreign corporation in any jurisdiction, except where the failure to obtain such qualification would not have a Material Adverse Change on Prairie. Prairie has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, other than the Bank or as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by Prairie has not been conducted through any other direct or indirect Subsidiary or Affiliate of Prairie other than the Bank.

(b)    The Bank is a Kansas state bank, duly organized and validly existing under the Laws of the State of Kansas and in good standing under all Laws of the State of Kansas. The Bank has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the articles of incorporation and bylaws of the Bank, as amended to date, have been furnished to EQBK. The Bank is an insured bank as defined in the FDIA. The Bank does not own or control any Affiliate or Subsidiary. The nature of the business of the Bank does not require it to be qualified to do business as a foreign corporation in any jurisdiction, except where the failure to obtain such qualification would not have a Material Adverse Change on the Bank. The Bank has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by the Bank has not been conducted through any other direct or indirect Subsidiary or Affiliate of the Bank.

Section 3.02    Authority; Execution and Delivery. Prairie has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. Prairie has taken all action necessary to authorize the execution, delivery and (provided the required regulatory, shareholder and ESOP Trustees and participant approvals are subsequently obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement has been, and the other agreements and documents contemplated hereby, have been or at Closing will be, duly executed by Prairie, and each constitutes the legal, valid and binding obligation of Prairie (assuming due authorization, execution and delivery by each other party hereto or thereto), enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

Section 3.03    Capitalization.

(a)    The entire authorized capital stock of Prairie consists solely of 1,000,000 shares of Prairie Stock, par value $10.00 per share. As of the date hereof, 74,800 shares are issued and outstanding and no shares are held as treasury stock. Except as set forth on Prairie Confidential Schedule 3.03(a), there are no (i) outstanding equity securities of any kind or character or (ii) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, Prairie to purchase or otherwise acquire any security of or equity interest in Prairie, obligating Prairie to issue any shares of, restricting the transfer of or otherwise relating to shares of its capital stock of any class. All of the issued and outstanding shares of Prairie Stock have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person. Such shares of Prairie Stock have been issued in compliance with the securities Laws of the United States and the states in which such shares of Prairie Stock were issued. There are no restrictions applicable to the payment of dividends on the shares of Prairie Stock except pursuant to Law, and all dividends declared before the date of this Agreement have been paid.

(b)    The entire authorized capital stock of the Bank consists solely of 129,000 shares of common stock, par value $10.00 per share, of the Bank (“Bank Stock”). As of the date hereof, 129,000 shares are issued and outstanding and no shares are held as treasury stock. There are no (i) outstanding equity securities of any kind or character or (ii) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, the Bank to purchase or otherwise acquire any security of or equity interest in the Bank, obligating the Bank to issue any shares of, restricting the transfer of or otherwise relating to shares of its capital stock of any class. All of the issued and outstanding shares of Bank Stock have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person. Such shares of Bank Stock have been issued in compliance with the securities Laws of the United States and the State of Kansas. There are no restrictions applicable to the payment of dividends on the shares of Bank Stock except pursuant to Law, and all dividends declared before the date of this Agreement have been paid.

(c)    Except as set forth on Prairie Confidential Schedule 3.03(c), Prairie owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of its Subsidiaries, free and clear of any Liens whatsoever, and all such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to any Subsidiary of Prairie that is an insured depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state Law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of Prairie has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

Section 3.04    Compliance with Laws, Permits and Instruments.

(a)    Prairie and each of its Subsidiaries have in all material respects performed and abided by all obligations required to be performed by it to the date hereof, and have complied in all material respects with, and is in material compliance with, and is not in default (and with the giving of notice or the passage of time will not be in default) under, or in violation of, (i) any provision of the articles of incorporation of Prairie or any of its Subsidiaries, the bylaws or other governing documents of Prairie or any of its Subsidiaries (collectively, the “Prairie Constituent Documents”), (ii) any provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to Prairie, its Subsidiaries or their respective assets, operations, properties or businesses, or (iii) any Law or Order of any court, arbitrator or any Governmental Entity, commission, board, bureau, agency or instrumentality applicable to Prairie or any of its Subsidiaries or their respective assets, operations, properties or businesses, except in the case of clauses (ii) and (iii), where any such noncompliance, default or violation, in the aggregate, would not have a Material Adverse Change on Prairie or any Subsidiary of Prairie.

(b)    The execution, delivery and performance of this Agreement (provided the required regulatory, shareholder and ESOP Trustees and participant approvals are subsequently obtained) and the other agreements contemplated hereby, and the completion of the transactions contemplated hereby and thereby will not conflict in any material respect with, or result, by itself or with the giving of notice or the passage of time, in any material violation of or default or loss of a benefit under, (i) the Prairie Constituent Documents, (ii) any material provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to Prairie or any of its Subsidiaries or their respective assets, operations, properties or businesses or (iii) any material Order or Law applicable to Prairie or any of its Subsidiaries or their respective assets, operations, properties or businesses.

(c)    None of the representations and warranties in this Section 3.04 shall be deemed to relate to environmental matters (which are governed by Section 3.19), employee benefit plans and obligations to employees (which are governed by Sections 3.28 and 3.29), Tax and Tax Return matters (which are governed by Sections 3.12 and 5.18), fiduciary responsibilities (which are governed by Section 3.24) or any of the specific Laws or statutes covered by Sections 3.32 through 3.36.

Section 3.05    Financial Statements.

(a)    Prairie has furnished to EQBK true and complete copies of the compiled consolidated balance sheet of Prairie as of June 30, 2016, and the year ended December 31, 2015, the compiled consolidated statement of income and changes in shareholders’ equity of Prairie as of June 30, 2016 and for the year ended December 31, 2015, and compiled statement of cash flows of Prairie as of June 30, 2016 and for the year ended December 31, 2015, the compiled balance sheets of the Bank as of June 30, 2016, and for the years ended December 31, 2013, 2014 and 2015, the compiled statements of income and changes in shareholders’ equity of the Bank as of June 30, 2016 and for the years ended December 31, 2013, 2014 and 2015, and statements of cash flows of the Bank as of June 30, 2016 and for the years ended December 31, 2013, 2014 and 2015 (such statements are collectively referred to herein as the “Prairie Financial Statements”). The Prairie Financial Statements and the financial statements to be prepared by Prairie after the date of this Agreement (including the related notes) complied or will comply as to form, as of their respective dates, in all material respects with applicable accounting requirements, have been, or will be, prepared according to regulatory accounting principles (“RAP”), except for the audit of Prairie’s financial statements for 2015 and, if necessary, 2016 as contemplated by Section 5.13(a) which will be prepared in accordance with generally accepted accounting principles of the United States (“GAAP”), and on or prior to Closing, will be modified to comply with

GAAP applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto), fairly present, in all material respects, the consolidated financial condition of Prairie and its Subsidiaries at the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments), and the accounting records underlying the Prairie Financial Statements accurately and fairly reflect in all material respects the transactions of Prairie. The Prairie Financial Statements do not contain any items of extraordinary or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.

(b)    Prairie has furnished EQBK true and complete copies of the Reports of Condition and Income as of June 30, 2016 and for the years ended December 31, 2013, 2014 and 2015 (the “Call Reports”), for the Bank. The Call Reports fairly present, in all material respects, the financial position of the Bank and the results of its operations at the date and for the period indicated in that Call Report in conformity with the instructions to the Call Report. The Call Reports do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein. The Bank has calculated its allowance for loan losses in accordance with RAP as applied to banking institutions and in accordance with all applicable rules and regulations. The allowance for loan losses account for the Bank is, and as of the Closing Date will be, adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans of the Bank; provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectability of such loans.

Section 3.06    Undisclosed Liabilities. Except for (a) liabilities and obligations incurred in the ordinary course of business, (b) liabilities and obligations disclosed in accordance with RAP in the appropriate Call Reports or liabilities and obligations disclosed in accordance with RAP in the appropriate Prairie Financial Statements (and on or prior to the Closing, disclosed in accordance with GAAP in the appropriate Prairie Financial Statements), and (c) liabilities and obligations incurred in connection with the Merger or otherwise as contemplated by this Agreement, neither Prairie nor any of its Subsidiaries has incurred any liabilities or obligations that would be required to be reflected or reserved against in a consolidated balance sheet of Prairie and its Subsidiaries prepared in accordance with RAP or GAAP.

Section 3.07    Litigation.

(a)    Neither Prairie nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of Prairie, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Prairie or any of its Subsidiaries, nor to the Knowledge of Prairie, is there any basis for any proceeding, claim or any action against Prairie or any of its Subsidiaries. There is no injunction, Order, judgment or decree imposed upon Prairie or any of its Subsidiaries or the assets or Property of Prairie or any of its Subsidiaries that has resulted in, or is reasonably likely to result in, a Material Adverse Change as to Prairie or any of its Subsidiaries.

(b)    No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the Knowledge of Prairie, threatened against Prairie or any of its Subsidiaries that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by Prairie or any of its Subsidiaries pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 3.08    Consents and Approvals. The Prairie Board (at a meeting duly called and held or by unanimous consent) has resolved to recommend approval and adoption of this Agreement by its shareholders (the “Prairie Recommendation”). No approval, consent, Order or authorization of, or registration, declaration or filing with, any Governmental Entity or other third party is required on the part of Prairie or any of its Subsidiaries in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, or the completion by Prairie or any of its Subsidiaries of the transactions contemplated hereby or thereby.

Section 3.09    Title to Assets. Prairie Confidential Schedule 3.09 identifies all real property, other than foreclosed Other Real Estate Owned Property (“OREO Property”) that, as of the date of this Agreement is (i) owned by Prairie or any of its Subsidiaries (“Owned Real Property”), or (ii) leased pursuant to which Prairie or any of its Subsidiaries is a party, either as a lessor or lessee (“Leased Real Property”). Prairie or any of its Subsidiaries (a) has good and marketable title to all its Owned Real Property; (b) holds valid and enforceable leases for all its Leased Real Property; (c) owns all of its personal property reflected on the Prairie Financial Statements; and (d) holds valid and enforceable leases for all leased personal property used by Prairie or any of its Subsidiaries, in each case free and clear of all mortgages and all other Liens, except for such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby, or which, individually or in the aggregate, would not have a Material Adverse Change on Prairie.

Section 3.10    Absence of Certain Changes or Events. Except as set forth on Prairie Confidential Schedule 3.10, since August 1, 2016, Prairie and each of its Subsidiaries has conducted its business only in the ordinary course and has not:

(a)    other than as set forth in or contemplated by this Agreement, incurred any material obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except deposits taken and federal funds purchased and current liabilities for trade or business obligations, other than in the ordinary course of business and consistent with past practices and safe and sound banking practices;

(b)    discharged or satisfied any material Lien or paid any material obligation or liability, whether absolute or contingent, due or to become due, other than in the ordinary course of business and consistent with past practices and safe and sound banking practices;

(c)    increased the shares of Prairie Stock or Bank Stock outstanding or its surplus (as calculated in accordance with the instructions to the Call Report), or declared or made any payment of dividends or other distribution to its shareholders, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

(d)    issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

(e)    acquired any capital stock or other equity securities or acquired any ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person);

(f)    mortgaged, pledged or subjected to Lien any of its material property, business or assets, tangible or intangible, except (i) Permitted Encumbrances, (ii) pledges of assets to secure public fund deposits, and (iii) those assets and properties disposed of for fair value since the applicable dates of the Prairie Financial Statements or the Call Reports;

(g)    sold, transferred, leased to others or otherwise disposed of any of its material assets (except for assets disposed of for fair value) or canceled or compromised any material debt or claim, or waived or released any material right or claim, other than in the ordinary course of business and consistent with past business practices and prudent banking practices;

(h)    terminated, canceled or surrendered, or received any written notice of or threat of termination or cancellation of any contract, lease or other agreement or suffered any damage, destruction or loss which, individually or in the aggregate, may reasonably be expected to constitute a Material Adverse Change on Prairie;

(i)    disposed of, permitted to lapse, transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any material license or Proprietary Right or modified any existing rights with respect thereto;

(j)    made any change in the rate of compensation, commission, bonus, vesting or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, other than as provided in any written agreement or normal annual salary increases consistent with past practice that will not exceed 3%, in the aggregate, of the total salaries of such Persons, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended in any material respect or terminated any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees, except to the extent required by Law or as contemplated by this Agreement;

(k)    except for improvements or betterments relating to Properties, made any capital expenditures or capital additions or betterments in excess of an aggregate of $25,000;

(l)    instituted, had instituted against it, settled or agreed to settle any litigation, action or proceeding prior to any court or governmental body relating to its property other than routine collection suits instituted by it to collect amounts owed or suits in which the amount in controversy is less than $10,000;

(m)    except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any Contract or commitment, other than in the ordinary course of business and consistent with past business practices and prudent banking practices;

(n)    entered into or given any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any Person, other than in the ordinary course of business and consistent with past business practices and prudent banking practices;

(o)    sold, or disposed of, or otherwise divested itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

(p)    made any, or acquiesced with any, change in any accounting methods, principles or practices except as required by RAP or to the extent required by Law;

(q)    sold (provided, however, that payment at maturity is not deemed a sale) or purchased any investment securities in an aggregate amount of $500,000 or more, other than purchases of obligations of the U.S. Treasury (or any agency thereof) with a duration of four (4) years or less and an AA rating by at least one nationally recognized ratings agency;

(r)    made, renewed, extended the maturity of, or altered any of the terms of any loan to any single borrower and his related interests in excess of the principal amount of $500,000; for the avoidance of doubt, this Section 3.10(r) shall not prohibit any loan or require Prairie or any Subsidiary thereof to obtain the consent of EQBK in order to make any loan, and any loans made in excess of the principal amount of $500,000 between the date of this Agreement and the Closing Date and any such loans will be set forth on Prairie’s supplemental disclosure schedules provided to EQBK pursuant to Section 5.19;

(s)    renewed, extended the maturity of, or altered any of the terms of any loan classified by Prairie as “substandard” and “problem” or other words of similar import; or

(t)    entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections (a) through (r) above.

Section 3.11    Leases, Contracts and Agreements.

(a)    Prairie Confidential Schedule 3.11(a) sets forth a complete listing, as of December 31, 2015, of all contracts to which Prairie or any of its Subsidiaries is a party (collectively, the “Listed Contracts”) that:

(i)    relate to real property used by Prairie or any of its Subsidiaries in its operations (such contracts being referred to herein as the “Leases”);

(ii)    relate in any way to the assets or operations of Prairie or any of its Subsidiaries and involves payments to or by Prairie or any of its Subsidiaries of at least $10,000 per year;

(iii)    contain any right of first refusal or option to purchase in favor of a third party;

(iv)    limits the ability of Prairie or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or that upon consummation of the Merger will restrict the ability of EQBK or any of its Affiliates to engage in any line of business in which a bank holding company may lawfully engage;

(v)    obligates Prairie or its Subsidiaries (or, following the consummation of the transactions contemplated hereby, EQBK and its Subsidiaries) to conduct business with any third party on an exclusive or preferential basis, or that grants any Person other than Prairie or any of its Subsidiaries “most favored nation” status or similar rights;

(vi)    relates to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;

(vii)    relates to indebtedness for borrowed money of Prairie or any of its Subsidiaries;

(viii)    provides for potential indemnification payments by Prairie or any of its Subsidiaries or the potential obligation of Prairie or any of its Subsidiaries to repurchase loans;

(ix)    provides any rights to investors in Prairie, including registration, preemptive or antidilution rights or rights to designate members of or observers to Prairie’s or any of its Subsidiaries’ Board of Directors;

(x)    is a data processing/technology contracts, software programming or licensing contract;

(xi)    requires a consent to, waiver of or otherwise contains a provision relating to a “change of control,” or that would or would reasonably be expected to prevent, delay or impair the consummation of the transactions contemplated by this Agreement;

(xii)    limits the payment of dividends by the Bank or any other Subsidiary of Prairie; or

(xiii)    was otherwise not entered into in the ordinary course of business or that is material to Prairie or any of its Subsidiaries or its financial condition or results of operations.

(b)    For the purposes of this Agreement, the term “Listed Contracts” does not include (i) loans made by, (ii) unfunded loan commitments made by, (iii) letters of credit issued by, (iv) loan participations of, (v) Federal funds sold or purchased by, (vi) repurchase agreements made by, (vii) bankers acceptances of, or (viii) deposit liabilities of, Prairie or the Bank.

(c)    No participations or loans have been sold by Prairie or any Subsidiary thereof that have buy back, recourse or guaranty provisions that create contingent or direct liability to Prairie or any of its Subsidiaries. All of the Listed Contracts are legal, valid and binding obligations of the parties to the contracts enforceable according to their terms subject to the Bankruptcy Exception.

(d)    True and correct copies of all Listed Contracts, and all amendments thereto, have been furnished to EQBK.

(e)    All rent and other payments by Prairie and each of its Subsidiaries under the Listed Contracts are current, there are no existing material defaults by Prairie or any of its Subsidiaries under the Listed Contracts and, to the Knowledge of Prairie, no termination, condition or other event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder.

Section 3.12    Taxes.

(a)    Prairie and each of its Subsidiaries have duly and timely filed all Tax Returns that they were required to file under applicable Laws with the appropriate Governmental Entity. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Laws and all Taxes due and owing by Prairie and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely and properly paid. Neither Prairie nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Prairie or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Other than Permitted Encumbrances, there are no Liens for Taxes upon any of the assets of Prairie or any of its Subsidiaries.

(b)    Prairie and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c)    There is no dispute or claim concerning any Tax liability of Prairie or any of its Subsidiaries either (i) claimed or raised by any authority in writing, or (ii) as to which any director or officer (or employee responsible for Tax matters) of Prairie or any of its Subsidiaries has Knowledge based upon personal contact with any agent of such authority.

(d)    Prairie Confidential Schedule 3.12 lists all federal, state, local, and foreign Tax Returns filed with respect to Prairie and each of its Subsidiaries for taxable periods ended on or after December 31, 2012, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. True and complete copies of the federal, state and local income Tax Returns of Prairie and each of its Subsidiaries, as filed with the taxing authority for the years ended December 31, 2012, 2013, and 2014 have been furnished to EQBK. Neither Prairie nor any of its Subsidiaries have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)    Neither Prairie nor any of its Subsidiaries have been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(l)(A)(ii).

(f)    Neither Prairie nor any of its Subsidiaries is a party to or bound by any tax allocation or sharing agreement, other than those to which only Prairie and the Bank are parties.

(g)    Neither Prairie nor any of its Subsidiaries have (i) been a member of any group filing a consolidated federal income tax return (other than a group the common parent of which was Prairie) nor (ii) any liability for the Taxes of any Person other than Prairie under Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract or otherwise.

(h)    The unpaid Taxes of Prairie and each of its Subsidiaries (i) did not exceed the provisions for current or deferred Taxes on the Prairie Financial Statements (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) and (ii) will not exceed the provisions for current or deferred Taxes on the Prairie Financial Statements as of the Closing Date (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income).

(i)    Neither Prairie nor any of its Subsidiaries is required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or before the Closing Date; (ii) “closing agreement” as described in Code § 7121 (or any corresponding or similar provision of state, local, or foreign Tax Law) executed on or before the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code § 1502 (or any corresponding or similar provision of state, local, or foreign Tax Law); (iv) installment sale or open transaction disposition made on or before the Closing Date; (v) prepaid amount received on or before the Closing Date; (vi) election under Code § 108(i); or (vii) use of an improper method of accounting. Neither Prairie nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code § 280(g), or (ii) any amount that will not be fully deductible as a result of Code § 162(m) (or any corresponding provision under applicable state or local Tax Laws).

(j)    Neither Prairie nor any of its Subsidiaries (i) have been a party to any “reportable transaction” as such term is defined in Code § 6707A(c)(1) and Treasury Regulation § 1.6011-4(b), and (ii) have been required to disclose on their respective federal income Tax Returns any position that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(k)    Since December 31, 2011, neither Prairie nor any of its Subsidiaries have distributed stock of another Person or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or § 361.

(l)    Prairie Confidential Schedule 3.12 lists and contains an accurate and complete description as to the United States federal and each state net operating and capital loss carryforwards for Prairie and each of its Subsidiaries, that exist as of December 31, 2015, and no such net operating or capital loss carryforwards are subject to limitation under Code §§ 382, 383 or 384 or the Treasury Regulations, as of the Closing Date.

(m)    Within the past three (3) years, the Internal Revenue Service (the “IRS”) has not challenged the interest deduction on any of Prairie’s or any of its Subsidiaries’ debt on the basis that such debt constitutes equity for federal income tax purposes.

(n)    Prairie has made a valid election to be an S corporation pursuant to Section 1362 of the Code, and valid state S corporation elections, where applicable beginning with its first taxable year (“Commencement Date”) as a corporation for federal tax purposes. Prairie has been a valid S corporation for all U.S. federal and state Tax purposes (where applicable) at all times since the Commencement Date and will continue to be a valid S corporation through the Closing Date to the Closing. No Governmental Authority has challenged or is challenging Prairie’s qualification as an S corporation. Prairie will not be liable for any Tax under Section 1374 of the Code (or any analogous provisions of state or local Law), in connection with the sale of any of its assets.

(o)    Each Subsidiary has made a valid election to be a qualified subchapter S subsidiary (as that term is defined in Section 1361(b)(3)(B) of the Code) and valid state S corporation election, where applicable), and such Subsidiary has been a valid qualified subchapter S subsidiary for U.S. federal and state Tax purposes (where applicable) at all times since organization or formation and will be a qualified subchapter S subsidiary at the time of the Closing.

Section 3.13    Insurance. Prairie Confidential Schedule 3.13 sets forth an accurate and complete list of all policies of insurance, including fidelity and bond insurance, relating to Prairie and each of its Subsidiaries. All such policies are valid, outstanding and enforceable obligations of Prairie according to their terms, subject to the Bankruptcy Exception. No written notice has been received by Prairie of the cancellation, or threatened or proposed cancellation, of any such policy. Neither Prairie nor any of its Subsidiaries is in default with respect to any such policy and has not failed to give any notice or present any claim thereunder in a due and timely fashion. Neither Prairie nor any of its Subsidiaries have been refused any insurance with respect to its assets or operations by any insurance carrier to which Prairie or any of its Subsidiaries have applied for any such insurance within the last two (2) years. Each property of Prairie and each of its Subsidiaries is insured for an amount deemed adequate by Prairie’s management, as applicable, against risks customarily insured against. There have been no claims under any fidelity bonds of Prairie or any of its Subsidiaries within the last three (3) years.

Section 3.14    No Material Adverse Change. There has not been any Material Adverse Change with regard to or affecting Prairie or any of its Subsidiaries since December 31, 2015, nor, has any event or condition occurred that has resulted, or is reasonably likely to result, in a Material Adverse Change on Prairie or any of its Subsidiaries or that could materially affect Prairie’s or any of its Subsidiaries’ ability to perform the transactions contemplated by this Agreement or the other agreements contemplated hereby.

Section 3.15    Proprietary Rights. Neither Prairie nor any of its Subsidiaries owns or requires the use of any patent, patent application, patent right, invention, process, trademark (whether registered or unregistered), trademark application, trademark right, trade name, service name, service mark, copyright or any trade secret (“Proprietary Rights”) for its business or operations. To the Knowledge of Prairie, neither Prairie nor any of its Subsidiaries is infringing upon or otherwise acting adversely to, and have not infringed upon or otherwise acted adversely to, any Proprietary Right owned by any other Person or Persons. There is no claim or action by any such Person pending, or to Prairie’s Knowledge, threatened, with respect thereto. To the Knowledge of Prairie, no third party has ever gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Prairie and its Subsidiaries.

Section 3.16    Transactions with Certain Persons and Entities. Except as set forth on Prairie Confidential Schedule 3.16 and excluding deposit liabilities, there are no outstanding amounts payable to or receivable from, or advances by Prairie or any of its Subsidiaries to, and neither Prairie nor any of its Subsidiaries is otherwise a creditor to, any director or executive officer of Prairie or any of its Subsidiaries nor is Prairie or any of its Subsidiaries a debtor to any such person other than as part of the normal and customary terms of such person’s employment or service as a director of Prairie or any of its Subsidiaries. Neither Prairie nor any of its

Subsidiaries uses any asset owned by any shareholder or any present or former director or executive officer of Prairie or any of its Subsidiaries, or any Affiliate thereof, in the operations (other than personal belongings of such executive officers and directors located in Prairie’s or any of its Subsidiaries’ premises the removal of which would not have a material effect on Prairie), nor do any of such persons own or have the right to use real property that is adjacent to property on which Prairie’s or any of its Subsidiaries’ facilities are located. Neither Prairie nor any of its Subsidiaries is a party to any transaction or contract with any director or executive officer of Prairie or any of its Subsidiaries.

Section 3.17    Evidences of Indebtedness. All evidences of indebtedness and Leases included in the Financial Statements are the legal, valid and binding obligations of the respective obligors thereof, enforceable in accordance with their respective terms, subject to the Bankruptcy Exception, and are not subject to any known or threatened defenses, offsets or counterclaims that may be asserted against Prairie or any of its Subsidiaries or the present holder thereof. The credit files of Prairie and the Bank contain all material information (excluding general, local or national industry, economic or similar conditions) known to Prairie that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectability of the loan portfolio of Prairie or the Bank (including loans that will be outstanding if any of them advances funds they are obligated to advance). Neither Prairie nor the Bank makes any representations or warranties with respect to the current collectability of the loans, the current value of the collateral securing the loans, or the current creditworthiness of any makers, guarantors or obligors thereof. Prairie and the Bank have disclosed all of the substandard, doubtful, loss, nonperforming or problem loans of Prairie and the Bank on the internal watch list of Prairie or the Bank as of August 15, 2016, a copy of which has been furnished to EQBK. Neither Prairie nor any of its Subsidiaries has received written notice of, any past or present conditions, events, activities, practices or incidents that may result in a material violation of any Environmental Law with respect to any real property securing any indebtedness reflected as an asset of Prairie. With respect to any loan or other evidence of indebtedness all or a portion of which has been sold to or guaranteed by any Governmental Entity, including the Small Business Administration, each of such loans was made in material compliance and conformity with all relevant Laws and procedures such that such Governmental Entity’s guaranty of such loan is effective during the term of such loan in all material respects.

Section 3.18    Condition of Assets. The Owned Real Property and the regularly used personal property that is owned by Prairie or the Bank has been reasonably maintained and is in good and serviceable condition, ordinary wear and tear excepted.

Section 3.19    Environmental Compliance.

(a)    Prairie and each of its Subsidiaries, operations and Properties are in material compliance with all Environmental Laws. Prairie is not aware of, nor has Prairie or any of its Subsidiaries received written notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the material compliance of Prairie or any of its Subsidiaries with all Environmental Laws.

(b)    Prairie and each of its Subsidiaries have obtained all material permits, licenses and authorizations that are required by it under all Environmental Laws, all such permits are in full force and effect, there exists no basis for revocation or suspension of the permits, and the permits will not be affected by the transactions contemplated herein.

(c)    To the Knowledge of Prairie, no Hazardous Materials exist on, about or within any of the Properties, nor has any Hazardous Materials previously existed on, under, about or within or have been used, generated, stored, or transported from any of the Properties in violation of Environmental Laws. The use that Prairie and each of its Subsidiaries makes of the Properties will not result in the use, generation, storage, transportation or accumulation of any Hazardous Material on, in or from any of the Properties in violation of Environmental Laws.

(d)    There is no action, suit, proceeding, investigation, or inquiry by any Governmental Entity pending or, to Prairie’s Knowledge, threatened against Prairie, any of its Subsidiaries or, to Prairie’s Knowledge, pending or threatened against any other Person in connection with any Property, arising in any way under any Environmental Law. To the Knowledge of Prairie, neither Prairie nor any of its Subsidiaries have any liability for remedial action under any Environmental Law. Neither Prairie nor any of its Subsidiaries received any written request for information by any Governmental Entity with respect to the condition, use or operation of any of the Properties, nor has Prairie or any of its Subsidiaries received any written notice from any Governmental Entity or other Person with respect to any violation of or claimed or potential liability under any Environmental Law.

(e)    To the Knowledge of Prairie, no Hazardous Materials have been disposed of on, or released to, or from, any of the Properties by Prairie, and, to Prairie’s Knowledge, no Hazardous Materials are present in or on the soil, sediments, surface water or ground water on, under, or migrating from any of the Properties in concentrations that would give rise to an obligation to conduct a remedial action pursuant to Environmental Laws.

(f)    None of the following exists at any property or facility owned or operated by Prairie or any of its Subsidiaries: (i) under or above ground storage tanks, (ii) friable asbestos-containing material in damaged condition, (iii) materials or equipment containing polychlorinated biphenyls which are in damaged condition and causing releases to the environment, or (iv) landfills, surface impoundments, or disposal areas for Hazardous Materials.

(g)    None of the Properties currently owned or operated by Prairie or any of its Subsidiaries is encumbered by a Lien arising or imposed under any Environmental Law.

(h)    The transactions contemplated by this Agreement will not result in any liabilities for site investigation or cleanup imposed by any Governmental Entity pursuant to Environmental Laws, or required the consent of any Person, pursuant to any of the so-called “transaction triggered” or “responsible property transfer” Environmental Laws.

(i)    Neither Prairie nor any of its Subsidiaries, either expressly or by operation of Law, has assumed or undertaken any Hazardous Materials-related obligation for investigation, remedial action, or ongoing monitoring of any other Person under any Environmental Law.

(j)    Prairie has furnished to EQBK copies of reports in its possession discussing the environmental condition of any Property and any violations of Environmental Law relating to any Property.

Section 3.20    Regulatory Compliance. All reports, records, registrations, statements, notices and other documents or information required to be filed by Prairie and any of its Subsidiaries with any Regulatory Agency, including the Federal Reserve, FDIC and the OSBC, have been duly and timely filed and all information and data contained in such reports, records or other documents are substantially accurate and complete in all material respects. Neither Prairie nor any of its Subsidiaries is or has been within the last five (5) years subject to any commitment letter, memorandum of understanding, cease and desist order, written agreement or other formal or informal administrative action with any such Regulatory Agency. There are no actions or proceedings pending or, to the Knowledge of Prairie, threatened against Prairie or any of its Subsidiaries by or before any such Regulatory Agency. Except for normal examinations conducted by bank regulatory agencies in the ordinary course of business, no Regulatory Agency has initiated any proceeding or, to Prairie’s Knowledge, investigation into the business or operations of Prairie or any of its Subsidiaries. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Prairie or the Bank. As of the date of this Agreement, Prairie is “well-capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)) and “well managed” (as that term is defined is 12 C.F.R. § 225.2(s)). As of the date of this Agreement, the Bank is an “eligible depository institution” (as that term is defined in 12 C.F.R. § 303.2(r)). Notwithstanding the foregoing, neither Prairie nor the Bank shall be required to take any action under this Agreement that would cause such party to violate 12 C.F.R. §309.6.

Section 3.21    Absence of Certain Business Practices. To the Knowledge of Prairie, neither Prairie nor any of its Subsidiaries or any officer, employee or agent of Prairie any of its Subsidiaries, or any other Person acting on their behalf, has, directly or indirectly, within the past five (5) years, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of Prairie any of its Subsidiaries (or assist Prairie any of its Subsidiaries in connection with any actual or proposed transaction) that (a) would subject Prairie any of its Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) if not given in the past, would have resulted in a Material Adverse Change, or (c) if not continued in the future would result in a Material Adverse Change or would subject Prairie any of its Subsidiaries to suit or penalty in any private or governmental litigation or proceeding.

Section 3.22    Books and Records. The minute books, stock certificate books and stock transfer ledgers of Prairie and each of its Subsidiaries (a) have been maintained in accordance with sound business practices and applicable regulations, (b) are complete and correct in all material respects, (c) the transactions entered therein represent bona fide transactions, and (d) do not fail to reflect any material transactions involving the business of Prairie or any of its Subsidiaries that properly should have been set forth therein and that have not been accurately so set forth.

Section 3.23    Forms of Instruments, Etc. Prairie has made, and will make, available to EQBK copies of all standard forms of notes, mortgages, deeds of trust and other routine documents of a like nature used on a regular and recurring basis by Prairie and its Subsidiaries in the ordinary course of its business.

Section 3.24    Fiduciary Responsibilities. Prairie and each of its Subsidiaries have performed in all material respects all of its duties as a trustee, custodian, guardian or as an escrow agent in a manner that complies in all material respects with all applicable Laws.

Section 3.25    Guaranties. Except for items in the process of collection in the ordinary course of business and according to prudent business practices and in compliance with applicable Law, neither Prairie nor any of its Subsidiaries have guaranteed the obligations or liabilities of any other Person.

Section 3.26    Voting Trust, Voting Agreements or Shareholders’ Agreements. Except as set forth on Prairie Confidential Schedule 3.26, there is no existing voting trust, voting agreement or shareholders’ agreement relating to a right of first refusal with respect to the purchase, sale or voting of any shares of Prairie Stock.

Section 3.27    Employee Relationships. Prairie and each of its Subsidiaries have complied in all material respects with all Laws relating to its relationships with their employees, and Prairie believes that the relationships between Prairie’s and each of its Subsidiaries’ employees are good. Except as set forth on Prairie Confidential Schedule 3.27, to the Knowledge of Prairie, no executive officer or manager of any of the operations of Prairie or any of its Subsidiaries or of any group of employees of Prairie or any of its Subsidiaries have any present plans to terminate their employment with Prairie or any of its Subsidiaries. Prairie is not a party to any oral or written contracts or agreements granting benefits or rights to employees or any collective bargaining agreement or to any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency that requires equal employment opportunities or affirmative action in employment. There are no unfair labor practice complaints pending against Prairie or any of its Subsidiaries before the National Labor Relations Board and no similar claims pending before any similar state or local or foreign agency. To the Knowledge of Prairie, there is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any employees of Prairie or any of its Subsidiaries, nor of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any such employees. Prairie and each of its Subsidiaries is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither Prairie nor any of its Subsidiaries is engaged in any unfair labor practice.

Section 3.28    Employee Benefit Plans.

(a)    Set forth on Prairie Confidential Schedules 3.28(a) is a complete and accurate list of all “employee benefit plans” (as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not such plan is subject to ERISA), all multiple employer and “multiemployer plans” (as defined in the Code or ERISA), all specified fringe benefit plans as defined in Code § 6039D, and all other bonus, incentive, compensation, deferred compensation, profit sharing, stock option, phantom stock, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan or any other similar plan, agreement, policy or understanding (qualified or nonqualified, funded or unfunded, currently effective or terminated), and any trust, escrow or other agreement related thereto, which (i) are sponsored, maintained, administered or contributed to, by Prairie or any of its Subsidiaries, or with respect to which Prairie or any of its Subsidiaries may have any liability, contingent or otherwise, and (ii) provide benefits, or describe policies or procedures applicable to, or for the welfare of, any current of former officer, director, independent contractor, employee, or service provider of Prairie or any of its Subsidiaries, or the dependents or spouses of any such person, regardless of whether funded (the “Employee Plans”). True, accurate and complete copies of the documents comprising each Employee Plan, including each award agreement, trust, funding arrangements (including all annuity contracts, insurance contracts, and other funding instruments), the most current determination, opinion or advisory letter issued by the Internal Revenue Service, Form 5500 Annual Reports (including all schedules and attachments) for the three (3) most recent plan years, documents, records, policies, procedures or other materials related thereto, have been furnished to EQBK. No unwritten amendment exists with respect to any written Employee Plan.

(b)    Neither Prairie nor any of its Subsidiaries has ever maintained, contributed to, had an obligation to contribute to, or incurred any liability with respect to, either (i) a “multiemployer plan” (as defined in the Code or ERISA) or (ii) an employee pension benefit plan (as defined in ERISA) that is or was subject to Title IV of ERISA or Code §412 or Code §430. Neither Prairie nor any of its Subsidiaries has ever participated in any union-sponsored multiemployer welfare benefit fund maintained pursuant to any “employee welfare benefit plan” (as defined ERISA). Neither Prairie nor any of its Subsidiaries has ever maintained, had an obligation to contribute to or incurred any liability with respect to a voluntary employees beneficiary association that is or was intended to satisfy the requirements of Code §501(c)(9). Each of the Employee Plans is subject only to the Laws of the United States or a political subdivision thereof.

(c)    There have been no prohibited transactions (as defined in Code §4975(c)(1)), breaches of fiduciary duty or any other breaches or violations of any Law applicable to the Employee Plans that would directly or indirectly subject Prairie, any of its Subsidiaries or any Employee Plan to any taxes, penalties, or other liabilities. Each Employee Plan that is intended to be qualified under Code §401(a) has received a current favorable determination or opinion letter, as applicable. Each such Employee Plan has been operated in compliance with applicable Law and its terms, any related trust is exempt from federal income Tax under Code §501(a), and no event has occurred that will or reasonably could result in the loss of such tax exemption or to liability for any Tax under Code § 511. There are no pending claims, lawsuits or actions relating to any Employee Plan (other than ordinary course claims for benefits) and, to Prairie’s Knowledge, none are threatened.

(d)    No Employee Plan provides medical, surgical, hospitalization or life insurance benefits (whether or not insured) for employees, former employees, partners or any other person for periods extending beyond their retirements or other terminations of service or relationship with Prairie or any of its Subsidiaries, other than coverage mandated by Code §4980B of and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and other similar applicable Law, and neither Prairie nor any of its Subsidiaries has made any commitment to provide retiree medical, surgical, hospitalization or life insurance coverage for any current or former employee or partner of Prairie or other person (except as required by COBRA and other similar applicable Law). With respect to each Employee Plan that is a group health plan, Prairie and its Subsidiaries have complied with (i) the applicable health care continuation and notice provisions of COBRA and the applicable COBRA regulations, (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations thereunder, and (iii) the Patient Protection and Affordable Care Act of 2010, as amended (“PPACA”) and the regulations thereunder, and neither Prairie nor any of its Subsidiaries has incurred any liability under Code §4980 or the excise Tax or penalty provisions of PPACA.

(e)    The completion of the transactions contemplated by this Agreement will not cause a termination or partial termination, or otherwise accelerate the time of payment, exercise, or vesting, or increase the amount of compensation due to any employee, officer, former employee or former officer of Prairie or any of its Subsidiaries except (i) as required by the terms of any Employee Plan provided to EQBK or by applicable Law in connection with a qualified plan or (ii) as contemplated by this Agreement. There are no material surrender charges, penalties, or other costs or fees under an insurance, annuity, or investment contracts or any other similar investment contract that would be imposed by any Person against Prairie or any of its Subsidiaries, an Employee Plan, or any other Person, if any insurance, annuity, or investment contract or any other similar investment held by any Employee Plan were liquidated as of the Closing Date.

(f)    The ESOP was validly established under applicable Law and is, and at all times has been maintained as, a plan qualified under Code §401(a) and an employee stock ownership plan as described in Code §4975(e)(7). The trust maintained to fund the ESOP (the “ESOP Trust”) is a trust duly formed in accordance with applicable state Law and is, and at all times has been, a trust described in Code §501(a). The shares of Prairie Stock held by the ESOP Trust constitute “employer securities,” as defined in Code §409(l) and “qualifying employer securities,” as defined in ERISA §407(d)(5). Prairie has provided to EQBK any documents that provide for indemnification of the fiduciaries of the ESOP within the preceding six (6) years. To Prairie’s Knowledge, the trustees of the ESOP (the “ESOP Trustees”) have complied in all material respects with all of the responsibilities and duties imposed on the ESOP Trustees in connection with the transactions contemplated by this Agreement, including but not limited to the ESOP Trustees’ fiduciary obligations under ERISA.

(g)    All contributions to any Employee Plan (including all employer contributions, employee salary reduction contributions and all premiums or other payments (other than claims)) that are due and payable by Prairie any of its Subsidiaries on or before the Closing Date have been timely paid to or made with respect to each Employee Plan and, to the extent not presently payable, appropriate reserves have been established for the payment and properly accrued in accordance with customary accounting practices.

(h)    No participant, beneficiary or non-participating employee has been denied any benefit due or to become due under any Employee Plan. All obligations required to be performed by Prairie and any of its Subsidiaries under any Employee Plan have been performed in all material respects and neither Prairie nor any of its Subsidiaries is in default under or in violation of any provision of any Employee Plan. No event has occurred that would constitute grounds for an enforcement action by any party against Prairie, any of its Subsidiaries or any fiduciary of any Employee Plan under part 5 of Title I of ERISA under any Employee Plan.

(i)    With respect to each “employee benefit plan” (as defined in ERISA) maintained or contributed to or required to be contributed to, currently or within the last six (6) years, by any corporation or trade or business, the employees of which, together with the employees of Prairie or any of its Subsidiaries, are required to be treated as employed by a single employer under any of the rules contained in ERISA or Code §414 (the “Controlled Group Plans”):

(i)    Each Controlled Group Plan that is a group health plan has been operated and administered in compliance with (i) the applicable health care continuation and notice provisions of COBRA and the applicable COBRA regulations, (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations thereunder, and (iii) the PPACA and the regulations thereunder, and neither Prairie nor any of its Subsidiaries has incurred any liability under Code §4980 or the excise Tax or penalty provisions of PPACA.. All Controlled Group Plans that are “group health plans” (as defined in Code §5000(b)(1) and ERISA §733(a)) have been operated up to the Closing in a manner so as to not subject Prairie or any of its Subsidiaries to any liability under Code §4980B or §4980D;

(ii)    No Controlled Group Plan is a “multiemployer plan” (as defined in the Code or ERISA), an employee pension benefit plan (as defined in ERISA) that is or was subject to Title IV of ERISA or Code §412 or Code §430, or a “multiple employer plan” (as defined in ERISA); and

(iii)    Each Controlled Group Plan that provides (or has provided within the past five (5) years) for health, dental, vision, life, disability or similar coverage is fully funded by one or more third-party insurance policies and neither Prairie nor any of its Subsidiaries is liable for self-insuring any claims arising under any such Controlled Group Plan.

Each such Controlled Group Plan is included in the listing of Employee Plans on Prairie Confidential Schedule 3.28(a).

(j)    All Employee Plan documents, annual reports or returns, audited, compiled or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Employee Plans are correct, complete, and current in all material respects, have been timely filed or distributed to the extent required by Law.

(k)    Except for the ESOP, no Employee Plan holds any stock or other securities of Prairie or any of its Subsidiaries or provides the opportunity for the grant, purchase or contribution of any such security.

(l)    Prairie or any of its Subsidiaries may, at any time amend or terminate any Employee Plan that it sponsors or maintains and may withdraw from any Employee Plan to which it contributes (but does not sponsor or maintain), without obtaining the consent of any third party, other than an insurance company in the case of any benefit underwritten by an insurance company, and without incurring liability except for unpaid premiums or contributions due for the pay period that includes the effective date of such amendment, withdrawal or termination.

(m)    Each Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Code §409A(d)(1) (a “Nonqualified Deferred Compensation Plan”) has, since January 1, 2005, been maintained in good faith operational compliance with Code §409A and each Nonqualified Deferred Compensation Plan is in documentary compliance with Code §409A. Neither Prairie nor any of its Subsidiaries is a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Code §409A(a)(1)(B). No currently outstanding stock option or other right to acquire Prairie Stock or other equity security of Prairie or any of its any of its Subsidiaries under any Employee Plan, or the payment of cash based on the value thereof, (A) has, as to any employee of Prairie or any of its Subsidiaries, an exercise price that was less than the fair market value of the underlying equity security as of the date such stock option or right was granted, as determined by Prairie in good faith and in compliance with the relevant IRS guidance in effect on the date of grant (including, IRS Notice 2005-1 and § 1.409A-1 (b)(5)(iv) of the Treasury Regulations), (B) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or right, or (C) has been granted after December 31, 2004, with respect to any class of stock of Prairie or any of its Subsidiaries that is not “service recipient stock” (within the meaning of applicable Treasury Regulations under Code §409A).

Section 3.29    Obligations to Employees. All accrued obligations and liabilities of Prairie, each of its Subsidiaries and all Employee Plans, for payments to trusts (including grantor trusts) or other funds, to any government agency or authority, or to any present or former director, officer, employee or agent (or his or her heirs, legatees or legal representatives) with respect to any of the matters listed below have been timely paid to the extent required by applicable Law or the terms of such plan, contract program, policy, or other governing instruments: (a) withholding taxes, unemployment compensation or social security benefits; (b) all pension, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option, phantom stock and stock appreciation rights plans and agreements; (c) all employment, deferred compensation (whether funded or unfunded), salary continuation, consulting, retirement, early retirement, severance, reimbursement, bonus or collective bargaining plans and agreements; (d) all executive and other incentive compensation plans, programs, or agreements; (e) all group insurance and health contracts, policies and plans; and (f) all other incentive, welfare (including vacation and sick pay), retirement or employee benefit plans or agreements maintained or sponsored, participated in, or contributed to, by Prairie or any of its Subsidiaries for its current or former directors, officers, employees and agents. To the extent that payment of any obligation or liability under any of the foregoing is not currently required, adequate actuarial accruals and reserves for such payments have been and are being made by Prairie or its Subsidiaries according to RAP and applicable Law applied on a consistent basis. All obligations and liabilities of Prairie and each of its Subsidiaries for all other forms of compensation that are or may be payable to their current or former directors, officers, employees or agents, or pursuant to any Employee Plan, have been and are being paid to the extent required by applicable Law or by the plan or contract, and adequate actuarial accruals and reserves for payment therefor have been and are being made by Prairie and each of its Subsidiaries according to RAP and generally accepted actuarial principles. All accruals and reserves referred to in this Section are correctly and accurately reflected and accounted for in the Prairie Financial Statements and the books, statements and records of Prairie and each of its Subsidiaries.

Section 3.30    Interest Rate Risk Management Instruments. Neither Prairie nor any of its Subsidiaries has any interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of Prairie or any of its Subsidiaries or for the account of a customer of Prairie or any of its Subsidiaries.

Section 3.31    Internal Controls. Prairie and each of its Subsidiaries maintains in all material respects accurate books and records reflecting its assets and liabilities and maintains in all material respects adequate internal accounting controls that are designed to provide reasonable assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Prairie and to maintain accountability for Prairie’s and its Subsidiaries’ assets; (c) access to Prairie’s and its Subsidiaries’ assets is permitted only in accordance with management’s authorization; (d) the reporting of Prairie’s and its Subsidiaries’ assets is compared with existing assets at regular intervals; and (e) extensions of credit and other receivables are recorded accurately. None of Prairie’s or any of its Subsidiaries’ systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Prairie, any of its

Subsidiaries or their accountants, except as would not, individually or in the aggregate, reasonably be expected to result in a materially adverse effect on the system of internal accounting controls described in the preceding sentence.

Section 3.32    Community Reinvestment Act. The Bank is in material compliance with the Community Reinvestment Act (the “CRA”) and all regulations issued thereunder, and Prairie has furnished to EQBK copies of the Bank’s current CRA Statement and all support papers therefor. The Bank has a rating of not less than “satisfactory” as of its most recent CRA compliance examination and Prairie has no Knowledge of any reason why the Bank would not receive a rating of “satisfactory” or better in its next CRA compliance examination or why the FDIC or any other governmental entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of the Bank under the CRA.

Section 3.33    Fair Housing Act, Home Mortgage Disclosure Act, Real Estate Settlement Procedures Act and Equal Credit Opportunity Act. The Bank is in material compliance with the Fair Housing Act, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act and the Equal Credit Opportunity Act and all regulations issued thereunder. The Bank has not received any written notice of any violation of those acts or any of the regulations issued thereunder, and the Bank has not received any written notice of, nor does Prairie have any Knowledge of, any threatened administrative inquiry, proceeding or investigation with respect to the Bank’s non-compliance with such acts.

Section 3.34    Usury Laws and Other Consumer Compliance Laws. All loans of the Bank have been made in material compliance with all applicable statutes and regulatory requirements at the time of such loan or any renewal thereof, including the Kansas usury statutes as they are interpreted as of the date of this Agreement, Regulation Z issued by the Federal Reserve, the Federal Consumer Credit Protection Act and all statutes and regulations governing the operation of banks chartered under the Laws of the State of Kansas.

Section 3.35    Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act. Prairie and the Bank are in compliance with the Bank Secrecy Act, the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. Patriot Act, and all regulations issued thereunder, and the Bank has properly certified all foreign deposit accounts. The Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the United States Treasury Department, including the IRS, and the Bank has timely filed all Suspicious Activity Reports with the Financial Institutions - Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it under the Laws referenced in this Section.

Section 3.36    Unfair, Deceptive or Abusive Acts or Practices. Neither Prairie nor any of its Subsidiaries has engaged in any unfair, deceptive or abusive acts or practices, as such terms are defined under §1031 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). There are no allegations, claims or disputes to which Prairie or any of its Subsidiaries is a party that allege, or to the Knowledge of Prairie, no Person has threatened to allege, that Prairie or any of its Subsidiaries has engaged in any unfair or deceptive acts or practices.

Section 3.37    Securities Not Publicly Traded. No security or interest in Prairie or any of its Subsidiaries is, or has been, publicly traded, quoted or traded on any security exchange, over-the-counter market or any interdealer quotation system including the New York Stock Exchange, Inc., The NASDAQ Stock Market LLC, the American Stock Exchange, Inc. or the Over-the-Counter Bulletin Board. Neither Prairie nor any of its Subsidiaries has ever filed a registration statement with the Securities and Exchange Commission (“SEC”) under the Securities Act or been required to file, or has voluntarily filed, periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. Neither Prairie nor any of its Subsidiaries has obtained a CUSIP number for any of its securities. The consummation of the transactions contemplated hereby will not require any notification or filing pursuant to Rule 10b-17 promulgated by the SEC or Rule 6490 promulgated by the Financial Industry Regulatory Authority.

Section 3.38    Proxy Statement/Prospectus. None of the information supplied or to be supplied by Prairie or any of its Subsidiaries or any of its directors, officers, employees or agents for inclusion in the Proxy Statement/Prospectus shall, at the date the Proxy Statement/Prospectus is mailed to the shareholders of Prairie and, as the Proxy Statement/Prospectus may be amended or supplemented, at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact with respect to Prairie or any of its Subsidiaries necessary in order to make the statements therein with respect to Prairie and any of its Subsidiaries, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting.

Section 3.39    Agreements Between Prairie and its Subsidiaries; Claims. Except as set forth on Prairie Confidential Schedule 3.39, there are no written or oral agreements or understandings between Prairie and any of its Subsidiaries. All past courses of dealings between Prairie and each of its Subsidiaries have been conducted in the ordinary course of business, on arms-length terms consistent with applicable Law and prudent business practices. Prairie has no Knowledge of any Claims that Prairie has against any of its Subsidiaries or of any facts or circumstances that would give rise to any such Claim.

Section 3.40    Representations Not Misleading. No representation or warranty by Prairie contained in this Agreement, nor, to the Knowledge of Prairie, any written statement, exhibit or schedule furnished to EQBK by Prairie under and pursuant to, or in anticipation of this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading and such representations and warranties continue to be true and correct following disclosure to any Governmental Entity having jurisdiction over Prairie or its properties of the facts and circumstances upon which they were based.

Section 3.41    State Takeover Laws. The Prairie Board has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any applicable provisions of the takeover Laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” Law.

Section 3.42    Opinion.

(a)    Prior to the execution of this Agreement, the Independent Fiduciary has received an opinion from its qualified third party appraiser who, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, determined that the Merger Consideration pursuant to this Agreement is fair, from the financial perspective of the ESOP and its participants. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.

(b)    Prior to the execution of this Agreement, the Prairie Board has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from its financial advisor, to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, determined that the Merger Consideration pursuant to this Agreement is fair, from a financial point of view, to the holders of Prairie Stock. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.

Section 3.43    No Other Representations or Warranties. The representations and warranties of Prairie contained in this Article III as qualified by the Prairie Confidential Schedule (and any updates thereto) constitute the sole and exclusive representations and warranties of Prairie to EQBK in connection with the transactions contemplated hereby, and all other representations and warranties of any kind or nature expressed or implied (including any relating to the future or historical financial condition, results of operations, prospects, business, assets or liabilities of Prairie or the Bank), whether made by Prairie, the Bank or any of their Affiliates or any of their respective shareholders, directors, officers, employees, agents, representatives, advisors, or consultants are specifically disclaimed by Prairie.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF EQBK

As a material inducement to Prairie to enter into and perform their obligations under this Agreement, and notwithstanding any examinations, inspections, audits, and other investigations heretofore and hereafter made by Prairie, except as disclosed in the disclosure schedule delivered by EQBK to Prairie before the execution of this Agreement (the “EQBK Confidential Schedule”) setting forth items of disclosure with specific reference to the particular section of this Agreement to which the information on the EQBK Confidential Schedule relates, EQBK hereby makes the following representations and warranties to Prairie as of the date of this Agreement; provided, however, that any information set forth in one section of the EQBK Confidential Schedule will be deemed to apply to each other section or subsection of this Agreement expressly referenced in such disclosure; provided, further, that, notwithstanding anything in this Agreement to the contrary, (a) reference to any dollar amounts in any representation or warranty will not be deemed to indicate that such amount is material with respect to or otherwise under any provision under this Agreement, and (b) the inclusion of an item in such EQBK Confidential Schedule as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Change on Prairie.

Section 4.01    Organization and Qualification.

(a)    EQBK is a corporation, duly organized, validly existing and in good standing under all Laws of the State of Kansas and is a bank holding company registered under the BHCA. EQBK has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement. True and complete copies of the articles of incorporation and bylaws of EQBK, as amended to date, have been made available to Prairie.

(b)    Equity Bank is a Kansas state bank, duly organized and validly existing under the Laws of the State of Kansas and in good standing under all Laws of the State of Kansas. Equity Bank has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the articles of incorporation and bylaws of Equity Bank, as amended to date, have been made available to Prairie. Equity Bank is an insured bank as defined in the FDIA.

(c)    Merger Sub is a corporation, duly organized, validly existing and in good standing under all Laws of the State of Kansas and is wholly-owned by EQBK. Merger Sub has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement. True and complete copies of the articles of incorporation and bylaws of Merger Sub, as amended to date, have been made available to Prairie.

Section 4.02    Authority; Execution and Delivery.

(a)    EQBK has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. EQBK has taken all action necessary to authorize the execution, delivery and (provided the required regulatory approvals are subsequently obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement has been, and the other agreements and documents contemplated hereby, have been or at Closing will be, duly executed by EQBK, and each constitutes the legal, valid and binding obligation of EQBK (assuming due authorization, execution and delivery by each other party hereto), enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

(b)    Merger Sub has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. Merger Sub has taken all action necessary to authorize the execution, delivery and (provided the required regulatory approvals are subsequently obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. At or prior to the date hereof, the sole stockholder of Merger Sub has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interest of the sole stockholder of Merger Sub, and (ii) approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Merger, and such approval and adoption is the only approval of holders of any class of securities of Merger Sub which is required to adopt this Agreement and effect the transactions contemplated hereby. This Agreement has been, and the other agreements and documents contemplated hereby, have been or at Closing will be, duly executed by Merger Sub, and each constitutes the legal, valid and binding obligation of Merger Sub (assuming due authorization, execution and delivery by each other party hereto), enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

Section 4.03    Capitalization.

(a)    The entire authorized capital stock of EQBK consists solely of (i) 45,000,000 shares of EQBK Class A Stock, of which 7,321,984 shares are issued and outstanding, as of September 21, 2016; (ii) 5,000,000 shares of EQBK Class B Stock, of which 897,431 shares are issued and outstanding, as of September 21, 2016; and (iii) 10,000,000 shares of EQBK preferred stock, none of which are issued and outstanding.

(b)    At the Effective Time, the shares of EQBK Class A Stock issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable, will not be issued in violation of any preemptive rights or any applicable federal or state securities Laws, and will not be subject to any restrictions on transfer arising under the Securities Act.

Section 4.04    SEC Filings; Financial Statements.

(a)    EQBK has timely filed and made available to Prairie all forms, reports, and documents required to be filed by EQBK with the SEC since its initial public offering (collectively, the “EQBK SEC Reports”). The EQBK SEC Reports, including any EQBK SEC Reports filed after the date of this Agreement until the Effective Time (i) at the time filed, complied or will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not or will not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such EQBK SEC Reports or necessary in order to make the statements in such EQBK SEC Reports, in light of the circumstances under which they were made, not misleading. Except for any Subsidiaries of EQBK that are registered as a broker, dealer or investment advisor or filings required due to fiduciary holdings of such Subsidiaries of EQBK, no Subsidiary of EQBK is required to file any forms, reports or other documents with the SEC.

(b)    The financial statements of EQBK contained in the EQBK SEC Reports (“EQBK Financial Statements”), including any EQBK SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of EQBK and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

Section 4.05    Compliance with Laws, Permits and Instruments.

(a)    Each of EQBK, Equity Bank and Merger Sub holds all material licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of its business and is not in violation of any applicable Law or Order of any court, administrative agency, commission or other governmental or regulatory authority or instrumentality, which is reasonably likely to result in a Material Adverse Change as to EQBK, individually or in the aggregate, or to the Knowledge of EQBK is reasonably likely to materially and adversely affect, prevent or delay the obtaining of any regulatory approval for the consummation of the transactions contemplated by this Agreement.

(b)    Each of EQBK, Equity Bank and Merger Sub has in all material respects performed and abided by all obligations required to be performed by it to the date hereof, and has complied in all material respects with, and is in material compliance with, and is not in default (and with the giving of notice or the passage of time will not be in default) under, or in violation of, (i) any provision of the articles of incorporation or bylaws of EQBK, Equity Bank or Merger Sub or other governing documents of EQBK, Equity Bank or Merger Sub, as applicable (collectively, the “EQBK Constituent Documents”), (ii) any material provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to EQBK or any Subsidiary of EQBK, or their respective assets, operations, properties or businesses, or (iii) any material Law or Order of any court, arbitrator or Governmental Entity, commission, board, bureau, agency or instrumentality applicable to EQBK or any Subsidiary of EQBK or their respective assets, operations, properties or businesses, except in the case of clauses (ii) and (iii), where any such noncompliance, default or violation, in the aggregate, would not have a Material Adverse Change on EQBK or any Subsidiary of EQBK.

(c)    The execution, delivery and (provided the required regulatory approvals are subsequently obtained) performance of this Agreement and the other agreements contemplated hereby, and the completion of the transactions contemplated hereby and thereby will not conflict in any material respect with, or result, by itself or with the giving of notice or the passage of time, in any material violation of or default or loss of a benefit under, (i) the EQBK Constituent Documents, (ii) any material provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to EQBK or any Subsidiary of EQBK, or their respective assets, operations, properties or businesses or (iii) any material Order or Law applicable to EQBK or any Subsidiary of EQBK or their respective assets, operations, properties or businesses.

Section 4.06    Undisclosed Liabilities. Except for (a) liabilities and obligations incurred in the ordinary course of business since the date of the most recent EQBK Financial Statements, (b) liabilities and obligations disclosed in the appropriate EQBK SEC Reports, and (c) liabilities and obligations incurred in connection with the Merger or otherwise as contemplated by this Agreement, neither EQBK nor any of its Subsidiaries has incurred any liabilities or obligations that would be required to be reflected or reserved against in a consolidated balance sheet of EQBK and its Subsidiaries prepared in accordance with GAAP.

Section 4.07    Litigation.

(a)    Except as disclosed in EQBK’s SEC Reports, neither EQBK, Equity Bank or Merger Sub is a party to any, and there are no pending or, to the Knowledge of EQBK, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against EQBK, Equity Bank or Merger Sub which are reasonably likely, individually or in the aggregate, to result in a Material Adverse Change as to EQBK, Equity Bank or Merger Sub, nor, to the Knowledge of EQBK, is there any basis for any proceeding, claim or any action against EQBK, Equity Bank or Merger Sub that would be reasonably likely, individually or in the aggregate, to result in a Material Adverse Change as to EQBK, Equity Bank or Merger Sub. There is no injunction, Order, judgment or decree imposed upon EQBK, Equity Bank or Merger Sub or the assets or Property of EQBK, Equity Bank or Merger Sub that has resulted in, or is reasonably likely to result in, a Material Adverse Change as to EQBK, Equity Bank or Merger Sub.

(b)    No legal action, suit or proceeding or judicial is pending or, to the Knowledge of EQBK, threatened against EQBK, Equity Bank or Merger Sub that questions or would question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by EQBK or Merger Sub pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 4.08    Consents and Approvals. The EQBK Board (at a meeting duly called and held) has approved and adopted this Agreement. Except for (a) the filing of applications, filings and notices, as applicable, with the NASDAQ, (b) the filing of applications, filings and notices, as applicable, with the Federal Reserve under the BHCA and approval of such applications, filings and notices, (c) the filings of applications, filings and notices, as applicable, with the FDIC, and approval of such applications, filings and notices, (d) the filing of applications, filings and notices, as applicable, with the OSBC in connection with the Bank Merger, and approval of such applications, filings and notices, (e) the filing with the SEC of (i) any filings under applicable requirements of the Exchange Act, including the filing of the Proxy Statement/Prospectus and (ii) the Form S-4 and declaration of effectiveness of the Form S-4, (f) the filing of the certificates of merger with the Kansas Secretary of State pursuant to the requirements of the KGCC and the OSBC, and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of shares of EQBK Class A Stock pursuant to this Agreement and the approval of the listing of such EQBK Class A Stock on the NASDAQ, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by EQBK and Merger Sub of this Agreement or (ii) the consummation by EQBK and Merger Sub of the transactions contemplated by this Agreement. As of the date of this Agreement, EQBK knows of no reason why all regulatory approvals from any Governmental Entity or Regulatory Agency required for the consummation of the transactions contemplated hereby should not be obtained on a timely basis and EQBK has no Knowledge of any fact or circumstance that would materially delay receipt of any such required regulatory approval.

Section 4.09    Regulatory Compliance.

(a)    Neither EQBK nor Equity Bank is or has been within the last five (5) years subject to any cease-and-desist or other Order or other formal or informal enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any Order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of a supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business. There is no unresolved violation, criticism or exception by any Regulatory Agency or other Governmental Entity with respect to any report or statement relating to any examinations of EQBK or Equity Bank. There are no actions or proceedings pending or, to the Knowledge of EQBK, threatened against EQBK, Equity Bank or other Subsidiary of EQBK by any Regulatory Agency. As of the date of this Agreement, EQBK is “well-capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)) and “well managed” (as that term is defined is 12 C.F.R. § 225.2(s)). As of the date of this Agreement, Equity Bank is an “eligible bank” (as that term is defined in 12 C.F.R. § 303.2(r). Notwithstanding the foregoing, neither party shall be required to take any action under this Agreement that would cause such party to violate 12 C.F.R. §309.6.

(b)    All material reports, records, registrations, statements, notices and other documents or information required to be filed by EQBK or Equity Bank with any federal or state regulatory authority, including any Regulatory Agency, have been duly and timely filed and all information and data contained in such reports, records or other documents are accurate and complete.

Section 4.10    Proxy Statement/Prospectus. None of the information supplied or to be supplied by EQBK or to EQBK’s knowledge any of its directors, officers, employees or agents for inclusion in the Proxy Statement/Prospectus shall, at the date the Proxy Statement/Prospectus is mailed to the shareholders of Prairie and, as the Proxy Statement/Prospectus may be amended or supplemented, at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact with respect to EQBK or any Subsidiary of EQBK necessary in order to make the statements therein with respect to EQBK or any Subsidiary of EQBK, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting. All documents that EQBK or Equity Bank is responsible for filing with any regulatory or governmental agency in connection with the Merger or the Bank Merger shall comply with respect to EQBK and Equity Bank in all material respects with the provisions of applicable Law.

Section 4.11    Absence of Certain Changes. Except as disclosed in the EQBK SEC Reports, since December 31, 2015, (a) EQBK has conducted its business in the ordinary course (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), and (b) no event has occurred or circumstance arisen that, individually or in the aggregate, had or is reasonably likely to have, a Material Adverse Change on EQBK or Equity Bank.

Section 4.12    Internal Controls. None of EQBK’s records, systems, controls, data or information, are recorded, stored, maintained and operated wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of EQBK or its accountants. EQBK has devised, established and maintained a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP (except as otherwise required by RAP).

Section 4.13    Sufficiency of Funds. EQBK has sufficient cash on hand or other sources of immediately available funds to enable it to timely pay the Adjusted Cash Amount and consummate the transactions contemplated by this Agreement. At the Effective Time, EQBK shall have sufficient authorized but unissued shares of EQBK Common Stock to consummate the Merger.

Section 4.14    Solvency. Immediately after giving effect to the transaction contemplated by this Agreement, each of EQBK and Equity Bank shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of EQBK or Equity Bank. In connection with the transactions contemplated hereby, neither EQBK nor Equity Bank has incurred, or plans to incur, debts beyond its ability to pay as they become absolute and matured.

Section 4.15    Representations Not Misleading. No representation or warranty by EQBK contained in this Agreement, nor to the Knowledge of EQBK, any written statement, exhibit or schedule furnished to Prairie by EQBK under and pursuant to, or in anticipation of this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading and such representations and warranties would continue to be true and correct following disclosure to any Governmental Entity having jurisdiction over EQBK or their properties of the facts and circumstances upon which they were based.

Section 4.16    No Other Representations or Warranties. The representations and warranties of EQBK contained in this Article IV as qualified by the EQBK Confidential Schedule (and any updates thereto) constitute the sole and exclusive representations and warranties of EQBK to Prairie in connection with the transactions contemplated hereby, and all other representations and warranties of any kind or nature expressed or implied (including any relating to the future or historical financial condition, results of operations, prospects, business, assets or liabilities of EQBK or Equity Bank), whether made by EQBK, Equity Bank or any of their Affiliates or any of their respective shareholders, directors, officers, employees, agents, representatives, advisors, or consultants are specifically disclaimed by EQBK.

ARTICLE V

COVENANTS OF PRAIRIE

Section 5.01    Commercially Reasonable Efforts. Prairie will use commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to cause the consummation of the transactions contemplated hereby in accordance with this Agreement.

Section 5.02    Shareholders’ Meeting.

(a)    Subject to a Change in Recommendation in accordance with Section 5.22, Prairie, acting through the Prairie Board, shall, in accordance with applicable Law:

(i)    duly call, give notice of, convene and hold a meeting of its shareholders (the “Shareholders’ Meeting”) as soon as practicable after the Registration Statement and the Proxy Statement/Prospectus (forming a part of the Registration Statement) become effective with the SEC for the purpose of approving and adopting this Agreement, the Merger, and the transactions contemplated hereby;

(ii)    require no greater than the minimum vote of the capital stock of Prairie required by applicable Law in order to approve this Agreement, the Merger and the transactions contemplated hereby;

(iii)    include in the Proxy Statement/Prospectus the recommendation of the Prairie Board that the shareholders of Prairie vote in favor of the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby; and

(iv)    cause the Proxy Statement/Prospectus to be mailed to the shareholders of Prairie as soon as practicable after the Registration Statement and the Proxy Statement/Prospectus (forming a part of the Registration Statement) become effective with the SEC, and use its commercially reasonable efforts to obtain the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby by shareholders holding at least the minimum number of shares of Prairie Stock entitled to vote at the Shareholders’ Meeting necessary to approve the foregoing under applicable Law. The letter to shareholders, notice of meeting, proxy statement of Prairie and form of proxy to be distributed to shareholders in connection with the Merger shall be in form and substance reasonably satisfactory to EQBK and are collectively referred to herein as the “Proxy Statement/Prospectus”.

(b)    Notwithstanding anything to the contrary contained in this Agreement, Prairie shall not be required to hold the Shareholders’ Meeting if this Agreement is terminated pursuant to Section 9.01 prior to the scheduled time of the Shareholders’ Meeting.

(c)    Prairie shall cause the Independent Fiduciary to conduct a vote of the ESOP participants in accordance with the requirements of Code section 409(e) and shall vote, or direct the trustee of the ESOP how to vote, the shares of Prairie Stock held by the ESOP at the Shareholder’s Meeting in accordance with its ERISA fiduciary duties.

Section 5.03    Information Furnished by Prairie. Prairie shall promptly following receipt of a written request from EQBK furnish or cause to be furnished to EQBK, all information concerning Prairie, including but not limited to financial statements, required for inclusion in any statement or application made or filed by EQBK to any governmental body in connection with the transactions contemplated by this Agreement or in connection with any unrelated transactions during the pendency of this Agreement. Prairie represents and warrants that all information so furnished shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. Prairie shall otherwise fully cooperate with EQBK in the filing of any applications or other documents necessary to consummate the transactions contemplated by this Agreement.

Section 5.04    Required Acts. Between the date of this Agreement and the Closing, Prairie will, and will cause of each of its Subsidiaries including the Bank to, unless otherwise permitted in writing by EQBK:

(a)    operate (including the making of, or agreeing to make, any loans or other extensions of credit) only in the ordinary course of business and consistent with past practices and safe and sound banking principles;

(b)    except as required by prudent business practices, use all commercially reasonable efforts to preserve its business organization intact and to retain its present directors, officers, employees, key personnel and customers, depositors and goodwill and to maintain all assets owned, leased or used by it (whether under its control or the control of others), in good operating condition and repair, ordinary wear and tear excepted and unavoidable casualty;

(c)    perform all of its obligations under any material contracts, leases and documents relating to or affecting its assets, properties and business, except such obligations as Prairie or any of its Subsidiaries may in good faith reasonably dispute;

(d)    except as required by prudent business practices, use all commercially reasonable efforts to maintain in full force and effect all insurance policies now in effect or renewals thereof and give all notices and present all claims under all insurance policies in due and timely fashion;

(e)    timely file, subject to extensions, all reports required to be filed with governmental authorities and observe and conform, in all material respects, to all applicable Laws, except those being contested in good faith by appropriate proceedings;

(f)    timely file, subject to extensions, all Tax Returns required to be filed by it and promptly pay all material taxes, assessments, governmental charges, duties, penalties, interest and fines that become due and payable, except those being contested in good faith by appropriate proceedings;

(g)    withhold from each payment made to each of its employees, independent contractors, creditors and other third parties the amount of all Taxes required to be withheld therefrom and pay the same to the proper Tax receiving officers;

(h)    except for the audit of Prairie’s financial statements for 2015 and, if necessary, 2016 as contemplated by Section 5.13(a) which will be prepared in accordance with GAAP, account for all transactions and prepare all financial statements in accordance with RAP (and on or prior to Closing, cause all Prairie Financial Statements to be modified to comply with GAAP applied on a consistent basis during the periods and at the dates involved, except as may be indicated in the notes thereto);

(i)    promptly classify and charge off loans and make appropriate adjustments to loss reserves in accordance with the instructions to the Call Report and the Uniform Retail Credit Classification and Account Management Policy;

(j)    maintain the allowance for loan losses account in an amount reasonably estimated to be adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans and in compliance with applicable regulatory requirements; provided, further, that such allowance for loan losses as determined in accordance with RAP, shall equal at least $2,075,000;

(k)    except as otherwise provided in this Agreement, pay or accrue all costs, expenses and other charges to be incurred by Prairie or any Subsidiary thereof in connection with the Merger, including, but not limited to, all legal fees, accounting fees, consulting fees and brokerage fees, prior to the Calculation Date; and

(l)    ensure that all accruals for Taxes are accounted for in the ordinary course of business, consistent with past practices and in accordance with GAAP (unless otherwise instructed by RAP in which case such accrual will be accounted for in accordance RAP).

Section 5.05    Prohibited Acts. Between the date of this Agreement and the Closing, Prairie will not, and will not permit any of its Subsidiaries including the Bank to, without the prior written consent of EQBK, except as set forth on Prairie Confidential Schedule 5.05:

(a)    merge into, consolidate with or sell any assets to any other Person or entity, change Prairie’s or any of its Subsidiaries’ articles of incorporation or bylaws, increase the number of shares of Prairie Stock or any of its Subsidiaries’ stock outstanding or increase the amount of the Bank’s surplus (as calculated in accordance with the instructions to the Call Report);

(b)    except as explicitly permitted hereunder or in accordance with applicable Law or pursuant to a contract existing as of the date of this Agreement, engage in any transaction with any affiliated Person or allow such Persons to acquire any assets from Prairie or any of its Subsidiaries, except (i) in the form of wages, salaries, fees for services, reimbursement of expenses and benefits already granted or accrued under the Employee Plans currently in effect, or (ii) any deposit (in any amount) made by an officer, director or employee;

(c)    declare, set aside or make any payment of dividends or make any other distribution to its shareholders, whether in cash, shares or other property, provided, that, Bank may pay cash dividends to Prairie to fund Prairie’s payment of Prairie Merger Costs;

(d)    obligate itself to purchase, retire or redeem, any of its capital shares or other securities;

(e)    discharge or satisfy any material Lien, charge or encumbrance or pay any material obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with past practices and except for liabilities incurred in connection with the transactions contemplated hereby;

(f)    issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

(g)    accelerate the vesting of pension or other benefits in favor of employees of Prairie or any of its Subsidiaries, except according to the Employee Plans or as otherwise contemplated by this Agreement or as required by applicable Law;

(h)    acquire any capital stock or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any material liability from the business, operations or liabilities of such Person);

(i)    mortgage, pledge or subject to Lien any of its property, business or assets, tangible or intangible, except (i) Permitted Encumbrances and (ii) pledges of assets to secure public funds deposits;

(j)    enter into any employment or consulting contract (other than as contemplated by the terms of the Employee Plans or this Agreement) or other agreement with any current or proposed director, officer or employee or adopt, amend in any material respect or terminate any pension, employee welfare, retirement, stock purchase, stock option, phantom stock, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement for the benefit of its directors, employees or former employees, except as required by applicable Law or by this Agreement;

(k)    make any capital expenditures or capital additions or betterments, except for such capital expenditures or capital additions that are set forth in writing in the budget provided to EQBK or that are reasonably necessary to prevent deterioration of the condition of a property;

(l)    sell or dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

(m)    except as required by any applicable Regulatory Agency or applicable Law. make any, or acquiesce with any, (i) material change in any credit underwriting standards or practices, including loan loss reserves, (ii) material change in any asset liability management techniques, (iii) change in any accounting methods, principles or material practices, or (iv) tax election, change in taxable year, material amendment of a Tax Return, settlement of any Tax claim or assessment relating to Prairie or any of its Subsidiaries, or surrender any claim to a Tax refund;

(n)    reduce the amount of the Bank’s allowance for loan losses except through charge offs;

(o)    sell (but payment at maturity is not a sale) or purchase any investment securities, other than purchases of obligations of the U.S. Treasury (or any agency thereof) with a duration of four (4) years or less and an AA rating by at least one nationally recognized ratings agency;

(p)    renewed, extended the maturity of, or altered any of the terms of any loan classified by Prairie as “substandard” and “problem” or other words of similar import;

(q)    Prairie’s election to be an S corporation shall not have been revoked, and neither Prairie or any of its Subsidiaries shall revoke or allow any action to be taken (other than the consummation of the Merger) that would result in the termination of any Subsidiary’s election to be treated as a qualified subchapter S subsidiary (as defined in Code § 1361(b)(3)(B)); or

(r)    enter into any acquisitions or leases of real property, including new leases and lease extensions, other than in the ordinary course of business consistent with past practice or through settlement of indebtedness, foreclosure or the exercise of creditors’ remedies;

Section 5.06    Access; Pre-Closing Investigation.

(a)    Subject to the provisions of the Confidentiality Agreement, Prairie will afford the officers, directors, employees, attorneys, accountants, investment bankers and authorized representatives of EQBK reasonable access during normal business hours, to the extent legally permissible, to the properties, books, contracts and records of Prairie and each of its Subsidiaries, permit EQBK to make such inspections (including with regard to such properties physical inspection of the surface and subsurface thereof and any structure thereon pursuant to Section 5.12) as they may reasonably require and furnish to EQBK, to the extent legally permissible, during such period all such information concerning Prairie, each of its Subsidiaries and its affairs as EQBK may reasonably request, in order that EQBK may have an opportunity to make such reasonable investigation as it desires to make of the affairs of Prairie and each of its Subsidiaries, including access sufficient to verify the value of the assets and the liabilities of Prairie and each of its Subsidiaries and the satisfaction of the conditions precedent to EQBK’s obligations described in Article VIII of this Agreement. EQBK will use its commercially reasonable efforts not to disrupt the normal business operations of Prairie or any of its Subsidiaries. Prairie agrees at any time, and from time to time, to furnish to EQBK as soon as reasonably practicable, any additional information that EQBK may reasonably request. Neither Prairie nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would, in the reasonable judgment of Prairie, cause significant competitive harm to it or its Subsidiaries if the transactions contemplated by this Agreement are not consummated, violate or prejudice the rights of Prairie’s or any of its Subsidiaries’ customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any Law, Order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.

(b)    No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

Section 5.07    Additional Financial Statements and Tax Returns. Prairie will promptly furnish to EQBK true and complete copies of (a) each Call Report prepared after the date of this Agreement promptly after such reports are made available to the FDIC, (b) each Tax Return for Prairie and any of its Subsidiaries prepared after the date of this Agreement promptly after such returns are made available to the IRS, (c) the compiled consolidated balance sheet of Prairie as of December 31, 2015, the compiled consolidated statement of income and changes in shareholders’ equity of Prairie for the year ended December 31, 2015, and the compiled consolidated statement of cash flows of Prairie for the year ended December 31, 2015, promptly after such each such compiled financial statement is made available to Prairie, and (d) unaudited month-end financial statements of Prairie.

Section 5.08    Untrue Representations. Prairie will promptly notify EQBK in writing if Prairie becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any representation or warranty made in or pursuant to this Agreement or that results in the failure of Prairie or any of its Subsidiaries to comply with any covenant, condition or agreement contained in this Agreement in all material respects.

Section 5.09    Litigation and Claims. Prairie will promptly notify EQBK in writing of any litigation, or of any claim, controversy or contingent liability that might be reasonably expected to become the subject of litigation, against Prairie or any of its Subsidiaries or affecting any of their properties, and Prairie will promptly notify EQBK of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the Knowledge of Prairie, threatened against Prairie or any of its Subsidiaries that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by Prairie or any of its Subsidiaries pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 5.10    Material Adverse Changes. Prairie will promptly notify EQBK in writing if any change or development has occurred or, to the Knowledge of Prairie, been threatened (or any development has occurred or been threatened involving a prospective change) that (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Change on Prairie and its Subsidiaries, taken as a whole, (b) would adversely affect, prevent or delay the obtaining of any regulatory approval for the consummation of the transactions contemplated by this Agreement in any material respect, or (c) would cause the conditions in Article VIII not to be satisfied.

Section 5.11    Consents and Approvals. Prairie will use its commercially reasonable efforts to obtain all consents and approvals from third parties, including those listed on Prairie Confidential Schedule 2.02(i), necessary to consummate the transactions contemplated by this Agreement.

Section 5.12    Environmental Investigation.

(a)    EQBK and its consultants, agents and representatives will have the right, to the same extent that Prairie has the right, if any, but not the obligation or responsibility, to inspect any Property, including conducting asbestos surveys and sampling, environmental assessments and investigations, and other environmental surveys and analyses including soil and ground sampling (“Environmental Inspections”) at any time on or prior to the date that is forty-five (45) days after the date of this Agreement. EQBK will notify Prairie prior to any physical inspections of the Property, and Prairie may place reasonable restrictions on the time of such inspections. If, as a result of any such Environmental Inspection, further investigation (“Secondary Investigation”) including, test borings, soil, water and other sampling is deemed desirable by EQBK, EQBK will (i) notify Prairie of any Property for which it intends to conduct such a Secondary Investigation and the reasons for such Secondary Investigation, and (ii) commence such Secondary Investigation, on or prior to the date that is seventy-five (75) days after the date of this Agreement. EQBK will give reasonable notice to Prairie of such Secondary Investigations, and Prairie may place reasonable time and place restrictions on such Secondary Investigations. After completing the Environmental Inspections and Secondary Investigation contemplated by this Agreement, EQBK shall remove the equipment and restore any part of the Property that was affected by its activities to a condition that is reasonably similar to the condition of the Property at the time immediately preceding the commencement of said activities.

(b)    Prairie agrees to make available to EQBK and its consultants, agents and representatives all documents and other material relating to environmental conditions of any Property including the results of other Environmental Inspections and surveys. Prairie also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with EQBK and will be entitled to certify the same in favor of EQBK and its consultants, agents and representatives and make all other data available to EQBK and its consultants, agents and representatives.

Section 5.13    Registration Statement and Proxy Statement/Prospectus.

(a)    Prairie agrees to cooperate and assist EQBK in (i) preparing a Registration Statement on Form S-4 (the “Registration Statement”), relating to the shares of EQBK Stock to be issued as part of the Merger Consideration provided for herein, and the Proxy Statement/Prospectus, and (ii) filing the Registration Statement and the Proxy Statement/Prospectus (forming a part of the Registration Statement) with the SEC, including furnishing to EQBK all information concerning Prairie and each of its Subsidiaries that EQBK may reasonably request in connection with preparation of such Registration Statement and Proxy Statement/Prospectus; provided, however, that if the Prairie Board effects a Change in Recommendation, Prairie may cease to use such efforts. To the extent requested by EQBK, Prairie will engage a mutually acceptable certified public accounting firm to perform an audit of Prairie’s financial statements for 2015 and, if necessary, 2016 for inclusion in the Registration Statement or other filing with the SEC by EQBK; provided, that EQBK shall pay for or otherwise be responsible for one-half of the costs, fees and expenses relating to the performance of such audit(s) as contemplated by and in accordance with Section 1.06(a)(I). A Change in Recommendation effected in accordance with the provisions of Section 5.22 will not constitute a breach by Prairie of this Agreement. None of the information supplied or to be supplied by Prairie or any of its directors, officers, employees or agents for inclusion in the Registration Statement or the Proxy Statement/Prospectus shall, at the date the Proxy Statement/Prospectus is mailed to the shareholders of Prairie and, as the Registration Statement and the Proxy Statement/Prospectus may be amended or supplemented, at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact with respect to Prairie necessary in order to make the statements therein with respect to Prairie, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting. All documents that Prairie is responsible for filing with any regulatory or governmental agency in connection with the Merger shall comply with respect to Prairie in all material respects with the provisions of applicable Law.

(a)    The Prairie Board has resolved to recommend to the Prairie shareholders that they approve this Agreement and the Merger and, subject to a Change in Recommendation in accordance with Section 5.22, shall submit to its shareholders this Agreement and any other matters required to be approved by its shareholders in order to carry out the purposes of this Agreement. Subject to a Change in Recommendation in accordance with Section 5.22, the Prairie Board shall (i) include in the Proxy Statement/Prospectus the recommendation of the Prairie Board that the shareholders of Prairie vote in favor of this Agreement, the Merger and the transactions contemplated hereby, (ii) use its commercially reasonable efforts to obtain such shareholder approval of this Agreement, the Merger and the transactions contemplated hereby, (iii) perform such other acts as may reasonably be requested by EQBK to ensure that such shareholder approval of this Agreement, the Merger and the transactions contemplated hereby are obtained, and (iv) cause the Proxy Statement/Prospectus to be mailed to the shareholders of Prairie as soon as practicable after the Registration Statement becomes effective with the SEC.

(b)    If Prairie becomes aware prior to the Effective Time of any information that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, Prairie shall promptly inform EQBK thereof and take the necessary steps to correct the Proxy Statement/Prospectus.

Section 5.14    Benefit Plans.

(a)    Prairie will take, and will cause each of its Subsidiaries to take, all action necessary to terminate any Employee Plan that is a Code section 401(a) qualified retirement plan, except for the ESOP (each a “Retirement Plan”) and related trust sponsored by Prairie or any of its Subsidiaries, effective no later than the date immediately before the Closing Date. Prairie will provide EQBK evidence or such other confirmation from Prairie which EQBK deems appropriate that (i) each such Retirement Plan has been terminated as set forth in this paragraph pursuant to duly authorized corporate action and (ii) at the request of EQBK, Prairie has submitted to the IRS an application for determination of the tax-qualified status of any qualified plan relating to its termination. Prairie may amend any Retirement Plan to include any provisions that are necessary or desirable in connection with the termination of such Retirement Plan; provided, that any cost associated with such amendment shall be paid by Prairie. Provided EQBK’s request to file an application for determination is given at least ninety (90) days prior to the Closing, such application will be: (x) filed on or before the Closing and (y) any costs incurred prior to the Closing related to such termination shall be paid (including all related legal, administrative and other costs and expenses unless specifically set forth otherwise in this subsection) solely by Prairie and reflected in the calculation of Adjusted Equity.

(b)    At the direction of EQBK, Prairie will take, and will cause each of its Subsidiaries to take, all action necessary to terminate any Employee Plan that is an employee welfare benefit plan, as defined in ERISA § 3(1) (“Welfare Plan”), effective not later than immediately before the Closing. Prairie will provide EQBK evidence or such other confirmation from Prairie which EQBK deems appropriate that each such Welfare Plan has been terminated as set forth in this paragraph pursuant to duly authorized corporate action. Notwithstanding the foregoing, without the consent of EQBK, Prairie shall not take, or permit any of its Subsidiaries to take, any action to terminate any Welfare Plan that is a group medical plan.

Section 5.15    Termination of Contracts.

(a)    Except as otherwise provided in Section 5.24, Prairie and each of its Subsidiaries will, with regard to any contract to which Prairie or any Subsidiary is a party identified by EQBK prior to the Calculation Date, cooperate with and take such actions as reasonably requested by EQBK to terminate any such contract on a date to be determined by EQBK, in its sole discretion; provided, that, except for those contracts set forth on Prairie Confidential Schedule 5.15(a) which EQBK shall be responsible for the costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid in connection with the termination of such contract, any and all costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid by Prairie or any of its Subsidiaries in connection with the termination of any contract, regardless of whether such contract is identified by EQBK, shall be accrued or paid by Prairie or its Subsidiaries on or prior to the Calculation Date in accordance with this Section 5.15(a) and shall be reflected in the calculation of Adjusted Equity as contemplated by Section 1.06(a). For the avoidance of doubt, EQBK will not pay or be responsible for the payment of any costs, fees, expenses, contract payments, penalties or liquidated damages in connection with the termination of any contract except those contracts explicitly set forth on Prairie Confidential Schedule 5.15(a).

(b)    Prairie and each of its Subsidiaries will cooperate with EQBK in EQBK’s negotiation in good faith of a reasonable settlement of the termination of Prairie’s and/or each of its Subsidiaries’ data processing/technology contracts listed on Prairie Confidential Schedule 5.15(b); provided, that, unless such data processing and technology contracts are set forth on Prairie Confidential Schedule 5.15(a), any and all costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid by Prairie or any of its Subsidiaries in connection with the termination of such data processing and technology contracts shall be accrued or paid by Prairie or its Subsidiaries on or prior to the Calculation Date in accordance with this Section 5.15(b) and shall be reflected in the calculation of Adjusted Equity as contemplated by Section 1.06(a).

(c)    Any such notice and actions by Prairie and/or each of its Subsidiaries pursuant to this Section 5.15 will be in accordance with the terms of such contracts.

Section 5.16    Conforming Accounting Adjustments. Prairie and each of its Subsidiaries shall, if reasonably requested by EQBK, consistent with GAAP, immediately prior to Closing, make such accounting entries as EQBK may reasonably request in order to conform the accounting records of Prairie and each of its Subsidiaries to the accounting policies and practices of EQBK; provided, however, that no such adjustment shall (a) constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement (except to the extent that a certain representation, warranty, covenant or other provision is breached and thus, requires the adjustment), (b) require any prior filing with any governmental agency or regulatory authority, (c) violate any Law applicable to Prairie or any of its Subsidiaries, (d) affect in any manner the Merger Consideration, or (f) be an acknowledgment by Prairie (i) of any adverse circumstances for purposes of determining whether the conditions to EQBK’s obligations under this Agreement have been satisfied, or (ii) that such adjustment is required for purposes of determining satisfaction of the condition to EQBK’s obligations under this Agreement set forth in Section 8.08.

Section 5.17    Regulatory and Other Approvals. Prairie, at its own expense, will promptly file or cause to be filed applications for all regulatory approvals required to be obtained by Prairie in connection with this Agreement and the other agreements contemplated hereby. Prairie will promptly furnish EQBK with copies of all such regulatory filings and all correspondence for which confidential treatment has not been requested. Prairie will use its commercially reasonable efforts to obtain all such regulatory approvals and any other approvals from third parties listed on Prairie Confidential Schedule 3.08 prior to the Closing.

Section 5.18    Tax Matters.

(a)    Michael C. Mense, as the individual appointed to represent the shareholders of Prairie with respect to certain tax matters arising under this Section 5.18 (or any successor appointed by Michael C. Mense in writing who accepts the position, “Shareholders’ Representative”), shall prepare and file or cause to be prepared and filed, at the expense of Prairie, all federal income Tax Returns for Prairie, including any amended Tax Returns, for the periods ending on or prior to the Closing Date (the “Pre-Closing Tax Returns”), and all such Tax Returns shall be filed in a manner consistent with past custom and practice and any existing elections. The Shareholders’ Representative shall provide EQBK with copies of any such Tax Returns at least fifteen (15) Business Days prior to the due date for such Pre-Closing Tax Returns and shall allow EQBK to review, comment upon and reasonably approve without undue delay any Pre-Closing Tax Return prepared pursuant to the first sentence of this Section 5.18(a).

(b)    EQBK shall prepare or cause to be prepared and file or caused to be filed all Tax Returns for Prairie for all periods beginning on or after the Closing Date that are filed after the Closing (“Post-Closing Tax Returns”). Prairie shall include in its income on Prairie’s federal Pre-Closing Tax Returns and state income and franchise Pre-Closing Tax Returns for all periods through the Closing Date and pay any federal and state Taxes attributable to such income and to include such income gains, losses and deductions on K-1s issued to Prairie consistent with Prairie’s qualifications as a S corporation under the Code pursuant to applicable Law. Prairie shall furnish Tax information to EQBK for inclusion in EQBK’s federal consolidated income Tax Return for the period beginning after the Closing Date in accordance with Prairie’s past custom and practice. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes other than real property or ad valorem Taxes of Prairie for any portion of the Straddle Period through the Closing Date shall be determined on an interim closing of the books as of the close of business on the Closing Date and the amount of all real property or ad valorem Taxes shall be determined for that portion of the Straddle Period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of the days from the beginning of the Straddle Period through the Closing Date and the denominator of which is the total number of days in the Straddle Period.

(c)    All transfer, documentary, sales, use, stamp, registration and other such Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement, if any, shall be paid by Prairie when due, and Prairie will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, EQBK will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(d)    Each party will promptly notify the other party upon becoming aware of the commencement of any audit, examination, claim or other proposed claim or adjustment of any federal income, or state or local income Tax Return of Prairie or its Subsidiaries for a period that ends on or before the Closing Date, as well as any notice of assessment or notice and demand for payment, concerning any federal, state or local income Taxes of Prairie or its Subsidiaries for a period that ends or before the Closing Date (collectively, the “Tax Proceeding”). The Shareholders’ Representative may elect to control the Tax Proceeding in accordance with the provisions of this Section 5.18. In the event Shareholders’ Representative elects to represent Prairie or its Subsidiaries in any such Tax Proceeding, the Shareholders’ Representative shall within five (5) Business Days of becoming aware of such Tax Proceeding (or sooner, if the nature of the Tax Proceeding so requires) notify EQBK of its intent to do so, and shall control the strategy, defense and settlement of any Tax audit or administrative or court proceeding relating to federal income or state or local income Taxes of Prairie or its Subsidiaries attributable to any period that ends on or before the Closing Date EQBK shall (i) reasonably cooperate with the Shareholders’ Representative and its counsel in the defense against or compromise of any claim in any Tax Proceeding controlled by the Prairie and (ii) have (A) the right to participate fully in the Tax Proceeding, including through separate counsel of its own choosing at its sole cost and expense, (B) the right to receive reasonable advance notice from the Shareholders’ Representative of any meetings, hearings, or proceedings, and the Shareholders’ Representative shall execute any necessary powers of attorney allowing EQBK’s representative to participate in the Tax Proceeding, and (C) the right to review in advance and comment on any pleadings, briefs, or other documents to be filed. Neither Prairie nor the Shareholders’ Representative may consent to any judgment or enter into any settlement, closing or other agreement with respect to any Tax Proceeding without the prior written consent of EQBK which consent may not be unreasonably withheld, conditioned or delayed; provided, however, that to the extent that any such settlement, closing or other agreement of a Tax Proceeding would materially adversely impact EQBK such consent may be withheld by EQBK in its sole discretion.

(e)    If the Shareholders’ Representative elects not to represent Prairie and its Subsidiaries in the Tax Proceeding or fails to timely notify EQBK of its election as provided herein, then EQBK may represent the interest of Prairie and its Subsidiaries in any such Tax Proceeding in any manner that it reasonably may deem appropriate and the Shareholders’ Representative shall reasonably cooperate with EQBK to the extent reasonably requested by EQBK and the Shareholders’ Representative shall execute any necessary powers of attorney allowing EQBK’s representative to participate in the Tax Proceeding, provided that EQBK may settle any such Tax Proceeding in its sole discretion without the consent of Shareholders’ Representative.

(f)    Any Tax Proceeding relating to a Straddle Period of Prairie and its Subsidiaries shall be jointly controlled and conducted by EQBK and the Shareholders’ Representative, and neither party shall be permitted to settle or compromise any such Tax Proceeding without the consent of the other.

(g)    Without the prior written consent of the Shareholders’ Representative (which may not be unreasonably withheld, conditioned or delayed), EQBK will not file any amended federal income Tax Return for Prairie or its Subsidiaries relating to any period that ends on or before the Closing Date, and will prevent Prairie from filing such amended federal income Tax Returns.

(h)    EQBK, Prairie and the Shareholders’ Representative will maintain all Tax records, working papers and other supporting financial records and documents relating to the Tax Returns filed by Prairie and the Subsidiaries for all open years for periods that end on or before the Closing Date or for other Tax periods to the extent the Tax Returns affect Taxes payable for any period ending on or before the Closing Date. These Tax Returns will be delivered to and maintained by EQBK for a period of six (6) years after the Closing, and EQBK will make the same available to the Shareholders’ Representative or his agents at reasonable times for inspection and copying at the Shareholders’ Representative’s expense.

(i)    Prairie and EQBK further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

Section 5.19    Disclosure Schedules. At least five (5) Business Days prior to the Closing, Prairie agrees to provide EQBK with supplemental disclosure schedules reflecting any material changes thereto between the date of this Agreement and the date that such supplemental disclosure schedules are provided (the “Initial Supplement Date”), and, at least one (1) Business Day prior to the Closing, Prairie agrees to provide EQBK with supplemental disclosure schedules reflecting material changes (if any) thereto between the Initial Supplement Date and the Closing Date. Delivery of such supplemental disclosure schedules shall not cure a breach or modify a representation or warranty of this Agreement.

Section 5.20    Transition.

(a)    The senior officers of Prairie and the Bank agree to meet with senior officers of EQBK as reasonably requested by EQBK to review the financial and operational affairs of the Bank, and to the extent permitted by applicable Law, each of Prairie and the Bank agrees to give due consideration to EQBK’s input on such matters, consistent with this Section 5.20, with the understanding that EQBK shall in no event be permitted to exercise control of Prairie or the Bank prior to the Effective Time and, except as specifically provided under this Agreement, Prairie and the Bank shall have no obligation to act in accordance with EQBK’s input. Commencing after the date hereof and to the extent permitted by applicable Law, EQBK, Prairie and the Bank shall use their commercially reasonable efforts to plan the integration of Prairie and the Bank with the businesses of EQBK and their respective affiliates to be effective as much as practicable as of the Closing Date; provided, however, that in no event shall EQBK or its affiliates be entitled to control Prairie or the Bank prior to the Effective Time. Without limiting the generality of the foregoing, from the date hereof through the Effective Time and consistent with the performance of their day-to-day operations and the continuous operation of Prairie and the Bank in the ordinary course of business, Prairie’s and the Bank’s employees and officers shall use their commercially reasonable efforts to provide support, including, at the expense of EQBK, support from Prairie’s and the Bank’s outside contractors, and to assist EQBK in performing all tasks reasonably required to result in a successful integration at the Closing. EQBK shall provide such assistance of its personnel as Prairie and the Bank shall request to permit Prairie and the Bank to comply with their obligations under this Section 5.20.

(b)    Following receipt of all regulatory approvals required for the consummation of the transactions contemplated by this Agreement, each of Prairie and the Bank shall use its commercially reasonable efforts, and shall use its commercially reasonable efforts to cause its agents to, permit EQBK to take all reasonable actions that EQBK deems necessary or appropriate, and to cooperate and to use its commercially reasonable efforts to cause its agents to cooperate in the taking of such actions, to enable EQBK, after the Closing, to satisfy the applicable obligations under §§302, 404 and 906 of the Sarbanes-Oxley Act of 2002 (the “SOA”) and the other requirements of the SOA with respect to Prairie and the Bank, including establishing and maintaining adequate disclosure controls and procedures and internal controls over financial reporting as such terms are defined in the SOA. Any such actions shall be at the expense of EQBK.

Section 5.21    Execution of Releases. Prairie shall use its best efforts to cause the persons set forth on Prairie Confidential Schedule 8.06 to take such action as they are required to, in order to execute the releases as described in Section 8.06.

Section 5.22    No Solicitation of Other Acquisition Proposals.

(a)    Subject to the provisions of this Section 5.22, Prairie will not, and will cause its Subsidiaries not to, and will cause Prairie’s and its Subsidiaries’ respective officers, directors, employees, Affiliates, agents and representatives not to, directly or indirectly, (i) initiate or solicit or knowingly encourage any inquiries with respect to, or the making of, any Acquisition Proposal or (ii) except as permitted below, (A) engage in negotiations or discussions with or provide any information or data to, any Person relating to an Acquisition Proposal, (B) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal or (C) execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any Acquisition Proposal (other than a confidentiality agreement contemplated by Section 5.22(b)). Prairie shall, and shall cause each of its officers, directors, employees, Affiliates, agents and representatives to, (i) immediately cease any solicitations, discussions or negotiations with any Person (other than EQBK or Merger Sub) conducted heretofore with respect to any Acquisition Proposal and promptly request return or destruction of confidential information related thereto, (ii) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Acquisition Proposal to which it or any of its officers, directors, employees, Affiliates, agents and representatives is a party and (iii) use its commercially reasonable efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal.

(b)    Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the approval of the Prairie shareholders, in the event that Prairie receives a bona fide Acquisition Proposal that is not received in violation of this Section 5.22, Prairie and its Board may participate in discussions or negotiations with, or furnish any information to, any Person making such Acquisition Proposal and its agents and representatives or potential sources of debt financing that need to be involved in such discussion if Prairie’s Board determines in good faith, after consultation with its counsel and financial advisor, that such Person is reasonably likely to submit to Prairie a Superior Proposal and that failure to take such action would reasonably be expected to be inconsistent with the board of directors’ fiduciary duties; provided, however, that, prior to providing any nonpublic information to such Person or participating in discussions or negotiations with such Person, Prairie shall have entered into a confidentiality agreement with such Person on terms that are substantially similar to the confidentiality provisions of the Confidentiality Agreement and that any nonpublic information concerning Prairie and its Subsidiaries provided to such Person, to the extent not previously provided to EQBK, is promptly provided to EQBK. In addition, nothing herein shall restrict Prairie from complying with its disclosure obligations with regard to any Acquisition Proposal under applicable Law.

(c)    Prairie will promptly (and in any event within 48 hours) notify EQBK of the receipt by Prairie of any Acquisition Proposal, which notice shall include the material terms of and identity of the Person(s) making such Acquisition Proposal. Prairie will (subject to the fiduciary duties of the board of directors) keep EQBK reasonably informed of the status and material terms and conditions of any such Acquisition Proposal and of any material amendments or proposed material amendments thereto and will promptly notify EQBK of any determination by Prairie’s Board that such Acquisition Proposal constitutes a Superior Proposal.

(d)    Prairie’s Board may, at any time prior to obtaining the approval of the Prairie shareholders, (i) approve, endorse or recommend a Superior Proposal or enter into a definitive agreement with respect to a Superior Proposal or (ii) modify or amend in a manner adverse to EQBK or withdraw Prairie Recommendation ((i) or (ii) above being referred to as a “Change in Recommendation”), provided that (x) prior to such Change in Recommendation, Prairie’s Board shall determine, in good faith (after consultation with its counsel), that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (y) such Change in Recommendation is in connection with a Superior Proposal or an Intervening Event and such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account any action taken by EQBK pursuant to Section 5.22(e).

(e)    Notwithstanding anything to the contrary contained in this Agreement, Prairie may not terminate this Agreement to enter into a definitive agreement with respect to a Superior Proposal unless (i) it notifies EQBK in writing of its intention to take such action at least five (5) Business Days prior to taking such action, specifying the material terms of any applicable Superior Proposal, identifying the Person(s) making such Superior Proposal and providing EQBK an unredacted copy of all of the agreements with the party making such Superior Proposal, (ii) EQBK does not make, after being provided with reasonable opportunity to negotiate with Prairie and its agents and representatives, within such five (5) Business Day period, irrevocable adjustments in the terms and conditions of this Agreement that Prairie’s Board determines, in good faith after consultation with its counsel and financial advisors, is at least as favorable to Prairie’s shareholders as such Superior Proposal and (iii) Prairie is not in material breach of this Section 5.22.

Section 5.23    Section 338(h)(10) Tax Election.

(a)    Each of Prairie’s shareholder (and shareholder’s spouse where required by applicable Law) and EQBK shall make a joint election under Section 338(h)(10) of the Code and under any comparable provision of applicable state and local Law with respect to EQBK’s purchase of the Prairie Stock pursuant to this Agreement (collectively, the “Section 338(h)(10) Elections”). The parties shall treat the Merger, for U.S. federal income Tax purposes (and for all applicable state and local income Tax purposes), (i) as a fully taxable sale of the Prairie Stock to EQBK, and (ii) as a “qualified stock purchase” within the meaning of Section 338(d)(3) of the Code. The parties agree to prepare and file all Tax Returns to be filed with any Tax authority in a manner consistent with the foregoing and further agree to not take any position inconsistent therewith.

(b)    The shareholders of Prairie shall include any income, gain, loss, deduction, or other Tax item resulting from the Section 338(h)(10) Elections on its Tax Returns to the extent required by applicable Law. The shareholders of Prairie shall pay any Tax incurred by Prairie or any of its Subsidiaries that is imposed by Section 1374 of the Code and any analogous state or local Tax that results from the Section 338(h)(10) Elections. EQBK and the shareholders of Prairie shall take all necessary steps and cooperate in good faith, including the exchange of information, to effect and preserve valid and timely Section 338(h)(10) Elections. Unless required by applicable Law, (i) each of the parties shall, and shall cause each of their respective Affiliates to, report, act and file all Tax Returns in all respects and for all purposes consistent with the Section 338(h)(10) Elections, and (ii) no Party shall take, or shall cause any of its Affiliates to take, any position that is inconsistent with the Section 338(h)(10) Elections.

(c)    At least ten days before Closing Date, EQBK shall provide Prairie with a list of the states for which a Section 338(h)(10) Election would be made and a copy of a blank election form, if any applicable for each state. At the Closing, Prairie shall deliver to EQBK an Internal Revenue Service Form 8023, Elections Under Section 338 for Corporations Making Qualified Stock Purchases, and any corresponding forms under comparable provisions of applicable state, local or foreign tax Law, with respect to the Section 338(h)(10) Elections, in form and substance reasonably acceptable to EQBK and duly executed by each shareholder (and shareholder’s spouse if required by applicable Law) of Prairie. As requested from time to time by Prairie or EQBK (whether before, at, or after the Closing), the shareholders of Prairie and EQBK shall assist each other in, and shall provide the necessary information to each other, in connection with the preparation of any other forms and documentation required to effect valid and timely Section 338(h)(10) Elections. Upon delivery of any other additional forms or documentation by EQBK to the shareholders of Prairie, the shareholders of Prairie shall cause any such additional form or documentation to be duly executed and promptly deliver such executed additional form or documentation to EQBK. EQBK shall be responsible for the timely filing of the Section 338(h)(10) Elections with the appropriate Tax authority and shall provide the Shareholders’ Representative with a copy of the Section 338(h)(10) Election forms as filed within five days after filing.

(d)    As soon as reasonably practicable following the Closing, EQBK and Shareholders’ Representative shall consult with each other with respect to the allocation of the Aggregate Deemed Sales Price and Adjusted Grossed-up Basis (as each such term is defined under applicable Treasury Regulations) and the allocation of such Aggregate Deemed Sales Price and Adjusted Grossed-up Basis among the Subject Assets of the Company. If EQBK and Shareholders’ Representative mutually agree upon such allocation, (i) Shareholders’ Representative and their respective Affiliates shall report and file Tax Returns (including, but not limited to, IRS Form 8883), and shall act, in all respects and for all Tax purposes consistent with such mutually agreed upon allocation, and (ii) neither Shareholders’ Representative nor EQBK shall, or shall cause or permit their respective Affiliates to, take any position (whether in audits, Tax Returns, or otherwise) which is inconsistent with such mutually agreed upon allocation; provided, however, that nothing contained herein shall prevent a Party from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of such allocation, and no Party shall be required to litigate any proposed deficiency or adjustment by any Governmental Authority challenging such allocation.

Section 5.24    ESOP. No later than ten (10) calendar days before the Closing Date, Prairie shall or shall cause the Bank to adopt, contingent upon the Closing, such resolutions and/or amendments (and take any other required action) to amend the ESOP to provide that: (a) the ESOP shall be “frozen” as of the Closing such that no new participants shall enter the plan, no further vesting credit shall accrue, and no additional contributions shall be made to the ESOP; (b) all ESOP participants shall become immediately and 100% vested in their accounts; (c) the aggregate Merger Consideration received by the ESOP Trustees with respect to the unallocated Prairie Stock held in the ESOP to first be applied to the full repayment of the exempt ESOP loan (the “ESOP Loan”), as described Code §4975(d)(3), the proceeds of which were used to acquire the Prairie Stock, and thereafter to be properly allocated in a manner permissible by the IRS and for the exclusive benefit of participants in the ESOP; (d) the ESOP shall be terminated immediately following the Closing; and (e) that a committee as determined or appointed by EQBK shall be responsible for administering the ESOP during the period following the Closing until all of its assets are fully distributed in complete termination of the ESOP. No later than on the Closing Date, EQBK shall appoint one or more individual Trustees or a corporate Trustee to administer the ESOP in accordance with the terms of the ESOP Trust. Any corporate Trustee shall be a directed Trustee who shall perform its duties pursuant to written instructions from an EQBK authorized officer or the ESOP committee member, including, but not limited to, any sale of EQBK Class A Stock held in the ESOP Trust. Following the Closing, EQBK shall prepare and file or cause to be filed all necessary documents with the IRS for a determination letter with respect to the termination of the ESOP. As soon as practicable following the receipt of a favorable determination letter from the IRS regarding the qualified status of the ESOP upon its termination, the account balances in the ESOP shall be distributed to participants and beneficiaries.

ARTICLE VI

COVENANTS OF EQBK

Section 6.01    Commercially Reasonable Efforts. EQBK shall use its respective commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to cause the consummation of the transactions contemplated hereby in accordance with this Agreement.

Section 6.02    Regulatory Filings; Registration Statement.

(a)    EQBK and Merger Sub, at their own expense, with the cooperation of Prairie, at its own expense, shall promptly file or cause to be filed within thirty (30) days of the date of this Agreement applications for all regulatory approvals required to be obtained by EQBK or Merger Sub in connection with this Agreement and the transactions contemplated hereby, including the necessary applications for the prior approval of the Merger by the Federal Reserve and the OSBC.

(b)    EQBK shall, at EQBK’s expense, reserve and make available for issuance in connection with the Merger, and in accordance with the terms of this Agreement, the shares of EQBK Stock for the Stock Consideration and shall, with the cooperation of Prairie and the Bank, at EQBK’s expense, file with the SEC the Registration Statement, which Registration Statement will contain the Proxy Statement/Prospectus, and EQBK shall use its commercially reasonable efforts to cause the Registration Statement to become effective at the earliest practicable time. At the time the Registration Statement becomes effective, the Registration Statement shall comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and shall not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of the mailing thereof to the Prairie shareholders at the time of the Shareholders’ Meeting and on the Effective Time, the Proxy Statement/Prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement, shall not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading.

(c)    EQBK shall timely file all documents required to obtain all necessary Blue Sky permits and approvals, if any, or any notice filings required to carry out the transactions contemplated by this Agreement, shall pay all expenses incident thereto and shall use its commercially reasonable efforts to obtain such permits and approvals, or make such notice filings, on a timely basis.

(d)    EQBK shall promptly and properly prepare and file any filings required under the Securities Act or Exchange Act, relating to the Merger and the transactions contemplated herein.

(e)    EQBK shall keep Prairie reasonably informed as to the status of such applications and filings and shall notify Prairie promptly of any developments that reasonably could be expected to significantly delay the completion of the Merger. Prairie shall have the right to review in advance, subject to applicable Laws relating to the exchange of information, all material non-confidential written information to be submitted to the Regulatory Agencies in connection with the transactions contemplated by this Agreement.

(f)    If EQBK becomes aware prior to the Effective Time of any information that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, EQBK shall promptly inform Prairie thereof and take the necessary steps to correct the Proxy Statement/Prospectus.

Section 6.03    Untrue Representations. EQBK shall promptly notify Prairie in writing if EQBK becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any representation or warranty made in or pursuant to this Agreement or that results in the failure of EQBK to comply with any covenant, condition or agreement contained in this Agreement in all material respects.

Section 6.04    Litigation and Claims. EQBK shall promptly notify Prairie of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the Knowledge of EQBK, threatened against EQBK or any Subsidiary of EQBK that questions or might question the validity of this Agreement or the agreements contemplated hereby, or any actions taken or to be taken by EQBK or any Subsidiary of EQBK pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 6.05    Material Adverse Changes. EQBK shall promptly notify Prairie in writing if any change or development shall have occurred or, to the Knowledge of EQBK, been threatened (or any development shall have occurred or been threatened involving a prospective change) that (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse

Change on EQBK, (b) would adversely affect, prevent or delay the obtaining of any regulatory approval for the consummation of the transactions contemplated by this Agreement in any material respect or (c) would cause the conditions in Article VII not to be satisfied.

Section 6.06    Consents and Approvals. EQBK shall use its commercially reasonable efforts to obtain at the earliest practicable time all consents and approvals from third parties necessary to consummate the transactions contemplated by this Agreement at the earliest practicable time.

Section 6.07    Employee Matters.

(a)    At the Effective Time, EQBK may, in its sole and absolute discretion, either discontinue the employment of one or more current employees of Prairie or any of its Subsidiaries (each a “Terminated Employee”), or continue the employment of one or more current employees of Prairie or any of its Subsidiaries (each a “Continuing Employee”) and provide benefits to such Continuing Employee as described in this Section 6.07. EQBK shall consult with the President of Prairie with respect to the termination of any such employees in connection with the Closing. Subject to the right of subsequent amendment, modification, replacement or termination in the sole discretion of EQBK, each Continuing Employee shall be entitled, as an employee of EQBK or its Subsidiaries, to participate in the employee benefit plans of EQBK provided to similarly situated employees of EQBK or its Subsidiaries, if such Continuing Employee shall be eligible under such plans and, if required, selected for participation therein under the terms thereof and makes any required contributions. All such participation shall be subject to such terms of such plans as may be in effect from time to time and this Section 6.07 is not intended to give any Continuing Employee any rights or privileges superior to those of other similarly situated employees of EQBK or its Subsidiaries. The provisions of this Section 6.07 shall not be deemed or construed so as to provide duplication of similar benefits but, subject to that qualification, EQBK shall, for purposes of vesting and any age or period of service requirements for commencement of participation with respect to any employee benefit plans in which a Continuing Employee may participate (excluding any defined benefit pension plan), credit each Continuing Employee with his or her term of service with Prairie or any of its Subsidiaries to the extent such service was recognized under the analogous Employee Plan of Prairie or any of its Subsidiaries.

(b)    With respect to each Terminated Employee and with respect to each Continuing Employee who, within six (6) months after the Closing Date, is either terminated by EQBK, other than for cause, or voluntarily terminates because of a material diminution in the employee’s base salary, duties or because the geographic location at which the employee must perform his or her services is changed by more than 30 miles from the primary location at which such employee performs services at the Effective Time, EQBK shall, provided that such Terminated Employee or terminated Continuing Employee has executed a final and binding general release of claims against Prairie, the Bank, EQBK and Equity Bank and their Affiliates, pay up to a maximum of twelve (12) weeks of severance pay based upon a formula of two (2) weeks’ base pay for each whole year of service with EQBK, Equity Bank, Prairie or the Bank (with a minimum of four (4) weeks of severance pay), less applicable federal, state and local tax withholding. Such severance pay shall be paid by EQBK in accordance with EQBK’s regular payroll practices in the later of (i) the regular payroll cycle that immediately follows the regular payroll cycle in which the termination of employment occurs, or (ii) the regular payroll cycle in which the Continuing Employee’s right to revoke the general release expires without such employee revoking the general release, provided that if the time period for executing the general release commences in one calendar year and ends in the following calendar year, then the lump sum severance shall be paid in the first practicable payroll cycle in the following calendar year. Terminated Employees and Continuing Employees are intended third party beneficiaries of Section 6.07(a) and Section 6.07(b).

(c)    Nothing in this Agreement shall confer upon any employee, officer, director, independent contractor or consultant of Prairie or any of its Subsidiaries or Affiliates any right to continue in the employ or service of the Surviving Corporation, EQBK, or any Subsidiary or Affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Prairie, EQBK or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Prairie or any of its Subsidiaries or Affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Employee Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or Affiliates to amend, modify or terminate any particular Employee Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 10.18, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, including any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual) of Prairie or any of its Subsidiaries or Affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.08    Conduct of Business in the Ordinary Course. Except as specifically provided for in this Agreement, EQBK shall conduct its business in the ordinary course as heretofore conducted. For purposes of this Section 6.08, the ordinary course of business shall consist of the banking and related business as presently conducted by EQBK and its Subsidiaries, and engaging in acquisitions and assisting in the management of its Subsidiaries.

Section 6.09    Access to Properties and Records. Subject to the Confidentiality Agreement, to the extent permitted by applicable Law, and solely for the purposes of verifying the representations and warranties of EQBK and preparing for the Merger and the other matters contemplated by this Agreement, EQBK shall, and shall cause each of its Subsidiaries to, upon reasonable notice from Prairie to EQBK (a) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of Prairie reasonable access to the properties, books and records of EQBK and its Subsidiaries during normal business hours in order that Prairie may have the opportunity to make such reasonable investigation of the affairs of EQBK and its Subsidiaries, and (b) furnish Prairie with such additional financial and operating data and other information as to the business and properties of EQBK as Prairie shall, from time to time, reasonably request. Prairie shall use commercially reasonable efforts to minimize any interference with EQBK’s business operations during any such access. EQBK agrees at any time, and from time to time, to furnish to Prairie as soon as reasonably practicable, any additional information that Prairie may reasonably request. Neither EQBK nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of EQBK’s customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any Law, Order, fiduciary duty or binding agreement entered into prior to the date of this Agreement.

Section 6.10    Nasdaq Listing. EQBK shall file all documents required to be filed to have the shares of EQBK Class A Stock to be issued pursuant to this Agreement included for listing on the Nasdaq Global Select Market and use its commercially reasonable efforts to affect said listing.

Section 6.11    Disclosure Schedules. At least five (5) Business Days prior to the Closing, EQBK agrees to provide Prairie with supplemental disclosure schedules reflecting any material changes thereto between the date of this Agreement and the Closing Date. Delivery of such supplemental disclosure schedules shall not cure a breach or modify a representation or warranty of this Agreement.

Section 6.12    No Control of Prairie’s Business. Nothing contained in this Agreement gives EQBK or any of their representatives or Affiliates, directly or indirectly, the right to control or direct the operations of Prairie or the Bank prior to the Effective Time. Prior to the Effective Time, Prairie shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of Prairie and the Bank.

Section 6.13    Directors’ and Officers’ Indemnification and Insurance.

(a)    By virtue of the occurrence of the Integrated Mergers, EQBK and Equity Bank shall, from and after the Effective Time, succeed to Prairie’s and the Bank’s obligations with respect to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of Prairie and the Bank, respectively, as provided in their articles of incorporation, Bylaws, indemnification agreements or otherwise in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Time (collectively, the “Existing Indemnification Obligation”). EQBK hereby guaranties Prairie’s indemnification obligations.

(b)    Except to the extent prohibited by applicable Law, following the Effective Time and for a period of three (3) years thereafter, EQBK shall indemnify, defend, and hold harmless any Person who has rights to indemnification from the Bank or Prairie, under the Existing Indemnification Obligation.

(c)    Prior to Closing, EQBK and Equity Bank shall obtain, at the expense of EQBK, a six (6) year tail insurance coverage policy relating to the policies of directors’ and officers’ liability insurance currently maintained by Prairie and the Bank as of the date hereof with respect to claims arising from facts or events that occurred on or prior to the Effective Time (including the transactions contemplated hereby) as currently maintained by Prairie (“Tail Policy”), on terms no less advantageous than those contained in Prairie’s existing directors’ and officers’ and company’s liability insurance policy; provided, however, that EQBK shall not be obligated to expend, on an annual basis, an amount in excess of 200% of the current annual premium paid as of the date hereof by Prairie for such insurance.

(d)    If EQBK or Equity Bank or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties or assets to any Person, then, and in each such case, to the extent necessary, provision shall be made so that the successors and assigns of EQBK or Equity Bank expressly assume the obligations set forth in this Section 6.13.

(e)    The provisions of this Section 6.13 are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of Prairie or the Bank (the “Indemnified Parties”) and his or her heirs and representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

Section 6.14    Data Processing/Technology Contracts. Together with the cooperation of Prairie and its Subsidiaries pursuant to Section 5.15(b), EQBK will use commercially reasonable efforts to negotiate a reasonable settlement of the termination of Prairie’s and/or each of its Subsidiaries’ data processing/technology contracts listed on Prairie Confidential Schedule 5.15(b).

ARTICLE VII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PRAIRIE

The obligations of Prairie under this Agreement are subject to the satisfaction, prior to or at the Closing, of each of the following conditions, which may be waived in whole or in part by Prairie:

Section 7.01    Representations and Warranties. All representations and warranties made by EQBK in this Agreement being true and correct in all material respects (except to the extent such representations and warranties are qualified by their terms by reference to “material,” “materiality,” “in all material respects,” “Material Adverse Change,” or the like, in which case such representations and warranties as so qualified are true and correct in all respects) when made and being true and correct in all material respects as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties must have been true and correct as of such earlier date).

Section 7.02    Performance of Obligations. EQBK and Merger Sub have, or have caused to be, performed or observed, in all material respects, all obligations and agreements required to be performed or observed by EQBK and Merger Sub under this Agreement on or prior to the Closing Date.

Section 7.03    Shareholder Approvals. Each of this Agreement and the Merger having been approved by the requisite vote of the holders of the outstanding shares of Prairie Stock as and to the extent required by the KGCC.

Section 7.04    Government and Other Approvals. Prairie and EQBK having received approvals, acquiescences or consents of the transactions contemplated by this Agreement from all necessary Governmental Entities and from the third parties listed on EQBK Confidential Schedule 2.03(i) and all applicable waiting periods having expired. Further, the approvals and the transactions contemplated hereby not having been contested or threatened to be contested by any federal or state Governmental Entity or by any other third party by formal proceedings.

Section 7.05    No Litigation. No action having been taken, and no statute, rule, regulation or Order being promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by any federal, state or foreign government or Governmental Entity or by any court, including the entry of a preliminary or permanent injunction, which, if successful, would (a) make the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (b) impose material limits on the ability of any party to this Agreement to complete the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (c) if the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby are completed, subject Prairie or any Subsidiary thereof or any officer, director, shareholder or employee of Prairie or any Subsidiary thereof to criminal or civil liability. Further, no action or proceeding prior to any court or Governmental Entity, by any government or Governmental Entity or by any other Person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (c) above.

Section 7.06    Employment Agreements. EQBK has delivered to each of the individuals set forth on Prairie Confidential Schedule 8.07 a fully executed employment agreement dated as of the Closing Date substantially in the form attached hereto as Exhibit “C”.

Section 7.07    Delivery of Closing Documents. Prairie shall have received all documents required to be received from EQBK on or prior to the Closing Date as set forth in Section 2.03 hereof, all in form and substance reasonably satisfactory to Prairie.

Section 7.08    No Material Adverse Change. There having been no Material Adverse Change with respect to EQBK since December 31, 2015.

Section 7.09    Registration Statement. The Registration Statement, including any amendments or supplements thereto, shall be effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the SEC. All state securities permits or approvals required by applicable state securities Laws to consummate the transactions contemplated by this Agreement shall have been received and remain in effect.

Section 7.10    Nasdaq Listing. The shares of EQBK Class A Stock to be issued pursuant to this Agreement shall have been approved by Nasdaq for listing on the Nasdaq Global Select Market.

Section 7.11    Tail Policy. EQBK shall have procured the Tail Policy in accordance with the terms and subject to the conditions of Section 6.13(c).

ARTICLE VIII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EQBK AND MERGER SUB

All obligations of EQBK and Merger Sub under this Agreement are subject to the satisfaction, prior to or at the Closing, of each of the following conditions, which may be waived in whole or in part by such parties.

Section 8.01    Representations and Warranties. All representations and warranties made by Prairie in this Agreement being true and correct in all material respects (except to the extent such representations and warranties are qualified by their terms by reference to “material,” “materiality,” “in all material respects,” “Material Adverse Change,” or the like, in which case such representations and warranties as so qualified are true and correct in all respects) when made and being true and correct in all material respects as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties must have been true and correct as of such earlier date).

Section 8.02    Performance of Obligations. Prairie has, or has caused to be, performed or observed, in all material respects, all obligations and agreements required to be performed or observed by Prairie under this Agreement on or prior to the Closing Date.

Section 8.03    Shareholder Approvals. Each of this Agreement and the Merger having been approved by the requisite vote of the holders of the outstanding shares of Prairie Stock as and to the extent required by the KGCC.

Section 8.04    Government and Other Approvals. EQBK having received approvals, acquiescences or consents of the transactions contemplated by this Agreement from all necessary Governmental Entities and from the third parties listed on Prairie Confidential Schedule 2.02(i), and all applicable waiting periods having expired. Further, the approvals and the transactions contemplated hereby not having been contested or threatened to be contested by any federal or state Governmental Entity or by any other third party by formal proceedings.

Section 8.05    No Litigation. No action having been taken, and no statute, rule, regulation or Order being promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by any federal, state or foreign government or Governmental Entity or by any court, including the entry of a preliminary or permanent injunction, which, if successful, would (a) make the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (b) require the divestiture of a material portion of the assets of EQBK or its Subsidiaries, (c) impose material limits on the ability of any party to this Agreement to complete the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (d) if the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby are completed, subject EQBK or any Subsidiary thereof or any officer, director, shareholder or employee of EQBK or any Subsidiary thereof to criminal or civil liability. Further, no action or proceeding prior to any court or Governmental Entity, by any government or Governmental Entity or by any other Person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (d) above.

Section 8.06    Releases. EQBK having received from each of the directors of Prairie an instrument dated as of the Closing Date releasing Prairie, its Subsidiaries and each of its Affiliates, successors and assigns, from any and all claims of such directors (except to certain matters described therein), the form of which is attached as Exhibit “D”. Further, EQBK having received from each of the officers of Prairie, as listed on Prairie Confidential Schedule 8.06, an instrument dated as of the Closing Date releasing Prairie, its Subsidiaries and each of its Affiliates, successors and assigns, from any and all claims of such officers (except as to certain matters described therein), the form of which is attached as Exhibit “E”.

Section 8.07    Employment Agreements. EQBK having received from each of the individuals set forth on Prairie Confidential Schedule 8.07 a fully executed employment agreement dated as of the Closing Date substantially in the form attached hereto as Exhibit “C”.

Section 8.08    No Material Adverse Change. There will have been no Material Adverse Change to Prairie since December 31, 2015.

Section 8.09    Amendment and Termination of the ESOP. EQBK having received evidence reasonably satisfactory to EQBK that, as of the Effective Time, the ESOP has been amended and terminated as provided in Section 5.24.

Section 8.10    Termination of Employee Plans. EQBK having received evidence reasonably satisfactory to EQBK that, as of the Effective Time, all Employee Plans (other than the ESOP which will be terminated immediately following the Closing Date in accordance with Section 5.24, and such Employee Plans that EQBK elects not to terminate) have been terminated in accordance with the terms of such Employee Plans, the Code, ERISA and all other applicable Laws on a basis satisfactory to EQBK in its reasonable discretion and that, to the extent required by the Employee Plans or applicable Law, affected participants have been notified of such terminations.

Section 8.11    ESOP Fairness Opinion. EQBK having received a true and correct copy of an unqualified written opinion by a qualified third party appraiser that the Per Share Merger Consideration represents “adequate consideration,” as that term is defined under ERISA §3(18), and that the transactions contemplated by this Agreement are fair to the ESOP and its participants and beneficiaries from a financial perspective.

Section 8.12    Independent Fiduciary Fairness Determination. EQBK having received a true and correct copy of a written determination by the Independent Fiduciary that the Per Share Merger Consideration represents “adequate consideration” as that term is defined under ERISA §3(18), and that the transactions contemplated by this Agreement are fair to the ESOP and its participants and beneficiaries from a financial perspective.

Section 8.13    Registration Statement. The Registration Statement, including any amendments or supplements thereto, shall be effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect or proceedings for purpose pending before or threatened by the SEC. All state securities permits or approvals required by applicable state securities Laws to consummate the transactions contemplated by this Agreement shall have been received and remain in effect.

Section 8.14    Dissenting Shareholders. Holders of not more than 5% of the outstanding shares of Prairie Stock having demanded or be entitled to demand payment of the fair value of their shares as dissenting shareholders under applicable provisions of the KGCC.

Section 8.15    Delivery of Closing Documents. EQBK shall have received all documents required to be received from Prairie on or prior to the Closing Date as set forth in Section 2.02 hereof, all in form and substance reasonably satisfactory to EQBK.

ARTICLE IX

TERMINATION

Section 9.01    Right of Termination. This Agreement and the transactions contemplated hereby may be terminated at any time, notwithstanding the approval thereof by the shareholders of Prairie, prior to the Effective Time as follows, and in no other manner:

(a)    by the mutual written consent of EQBK and Prairie;

(b)    by either Prairie or EQBK (as long as the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained herein) if the conditions precedent to such parties’ obligations to close specified in Article VII and Article VIII, respectively, hereof have not been met or waived by June 30, 2017; provided, that such date may be extended to such later date as agreed upon by the parties hereto;

(c)    by either EQBK or Prairie if any of the transactions contemplated by this Agreement are disapproved by any Regulatory Agency whose approval is required to complete such transactions or if any court of competent jurisdiction in the United States or other federal or state governmental body has issued an Order, decree or ruling or taken any other action restraining, enjoining, invalidating or otherwise prohibiting the Agreement or the transactions contemplated hereby and such disapproval, Order, decree, ruling or other action is final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 9.01(c) shall have used its commercially reasonable efforts to contest, appeal and remove such order, decree, ruling or other action but such obligation shall not apply to Prairie’s termination right in the event of disapproval by any Regulatory Agency.

(d)    by either EQBK or Prairie if there has been any Material Adverse Change with respect to the other party;

(e)    by EQBK, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true and correct) set forth in this Agreement on the part of Prairie, which breach or failure to be true and correct, either individually or in the aggregate with all other breaches (or failures of such representations and warranties to be true and correct), would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.01 or Section 7.02, as the case may be; provided, that the right to terminate this Agreement under this Section 9.01(e) shall not be available to EQBK if it or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. If EQBK desires to terminate this Agreement because of an alleged breach or failure to be true and correct as provided in this Section 9.01(e), then it must notify Prairie in writing of its intent to terminate stating the reason therefor. Prairie shall have thirty (30) days from the receipt of such notice to cure the alleged breach or failure to be true and correct, if the breach or failure to be true and correct is capable of being cured;

(f)    by Prairie, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true and correct) set forth in this Agreement on the part of EQBK or Merger Sub, which breach or failure to be true and correct, either individually or in the aggregate with all other breaches (or failures of such representations and warranties to be true and correct), would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.01 or Section 7.02, as the case may be; provided, that the right to terminate this Agreement under this Section 9.01(f) shall not be available to Prairie if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. If Prairie desires to terminate this Agreement because of an alleged breach or failure to be true and correct as provided in this Section 9.01(f), then it must notify EQBK in writing of its intent to terminate stating the reason therefor. EQBK shall have thirty (30) days from the receipt of such notice to cure the alleged breach or failure to be true and correct, if the breach or failure to be true and correct is capable of being cured;

(g)    by EQBK or Prairie, if this Agreement and the Merger are not approved by the required vote of shareholders of Prairie at the Shareholders’ Meeting, or at any adjournment or postponement thereof; provided, however, that Prairie may not terminate this Agreement pursuant to this Section 9.01(g) if Prairie has breached in any material respect any of its obligations under this Agreement, in each case in a manner that caused the failure to obtain the approval of the Prairie shareholders at the Shareholders’ Meeting, or at any adjournment or postponement thereof;

(h)    by Prairie prior to obtaining the approval of the Prairie shareholders at the Shareholders’ Meeting, and subject to the terms and conditions of Section 5.22(e), in order to accept a Superior Proposal;

(i)    by EQBK if Prairie’s Board shall have effected a Change in Recommendation; or

(j)    by EQBK if Prairie or the Bank enter into any formal or informal administrative action with a Governmental Entity or any such action is threatened by a Governmental Entity.

Section 9.02    Notice of Termination. The power of termination provided for by Section 9.01 hereof may be exercised only by a notice given in writing, as provided in Section 10.08 of this Agreement.

Section 9.03    Effect of Termination.

(a)    If this Agreement is terminated pursuant to the provisions of Section 9.01 hereof, then no party to this Agreement will have any further liability or obligation under this Agreement; provided, however, that:

(i)    no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement or actual fraud;

(ii)    the provisions of this Section 9.03, and Article X (other than Section 10.06) shall survive any such termination; and

(iii)    the Confidentiality Agreement shall survive any such termination in accordance with its terms.

(b)    If this Agreement is terminated:

(i)    by Prairie pursuant to Section 9.01(h);

(ii)    by EQBK pursuant to Section 9.01(i); or

(iii)    by either EQBK or Prairie pursuant to Section 9.01(b) or Section 9.01(g), (A) (I) in the case of Section 9.01(b), there has been publicly disclosed prior to December 31, 2016 an Acquisition Proposal which is not withdrawn prior to the time of such termination or (II) in the case of Section 9.01(g), there has been publicly disclosed prior to the time of the Shareholders’ Meeting an Acquisition Proposal which is not withdrawn prior to the time of the Shareholders’ Meeting and (B) within twelve (12) months after such termination, Prairie enters into a definitive agreement with respect to a transaction pursuant to any Acquisition Proposal, which transaction is later consummated, then Prairie shall pay to EQBK a termination fee of $800,000 in cash, concurrently with any termination pursuant to Section 9.01(h) or Section 9.01(i), and within two (2) Business Days after the consummation of the transaction contemplated by Section 9.03(b)(iii), as applicable; provided, that, solely for the purposes of this Section 9.03(b), the term “Acquisition Proposal” shall have the meaning ascribed thereto in Section 10.11, except that all references in such definition to 15% shall be changed to 50%.

(c)    Each of the parties hereto acknowledges and hereby agrees that the provisions of Section 9.03(b) are an integral part of the transactions contemplated by this Agreement, that such amounts do not constitute a penalty, and that, without such provisions, the parties would not have entered into this Agreement. If Prairie shall fail to pay in a timely manner any amount due to EQBK pursuant to this Section 9.03, then Prairie (i) shall pay to EQBK the reasonable costs and expenses of EQBK (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection EQBK’s efforts to obtain payment of any amounts due to EQBK and (ii) shall pay all interest accrued on any amount due to EQBK pursuant to this Section 9.03, which shall accrue at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year.

(d)    The fees described in this Section 9.03 shall be the exclusive remedy for a termination of the Agreement as specified in Section 9.03(b) and shall be in lieu of damages incurred in the event of any such termination of this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.01    Non Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements of the parties hereto contained in this Agreement shall terminate at the Effective Time or upon termination of this Agreement pursuant to Article IX, except that the agreements set forth in Article I, Section 6.07 and Section 6.13 shall survive the Effective Time indefinitely, and those set forth in Section 9.03 and this Article X hereof shall survive termination indefinitely.

Section 10.02    Expenses. Except as specifically provided in this Agreement, each of the parties to this Agreement is obligated to pay all of its expenses and costs (including all counsel fees and expenses) incurred in connection with this Agreement and the consummation of the transactions contemplated hereby.

Section 10.03    Brokerage Fees and Commissions.

(a)    Except as set forth on EQBK Confidential Schedule 10.03(a), EQBK hereby represents to Prairie that no agent, representative or broker has represented EQBK in connection with the transactions described in this Agreement.

(b)    Except as set forth on Prairie Confidential Schedule 10.03(b), Prairie hereby represents to EQBK that no agent, representative or broker has represented Prairie in connection with the transactions described in this Agreement.

Section 10.04    Entire Agreement. This Agreement, the Director Support Agreements, the EQBK Confidential Schedules, the Prairie Confidential Schedules, the Confidentiality Agreement and the other agreements, documents, schedules and instruments signed and delivered by the parties to each other at the Closing are the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement is binding unless hereafter made in writing and signed by the party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

Section 10.05    Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. No party to this Agreement may assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any purported assignment made or attempted in violation of this Section shall be null and void.

Section 10.06    Further Cooperation. The parties agree that they will, at any time and from time to time after the Closing, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to complete the transactions contemplated by this Agreement or to carry out and perform any undertaking made by the parties hereunder.

Section 10.07    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws, then (a) this Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; and (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement.

Section 10.08    Notices. Any and all payments (other than payments at the Closing), notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date of this Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by U.S. mail or (except in the case of payments) by facsimile transmission, at the respective addresses or transmission numbers set forth below and is deemed delivered (a) in the case of personal delivery or facsimile transmission, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with and instructions for overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section. All communications must be in writing and addressed as follows:

If to Prairie or Shareholders’ Representative:

Michael Mense

Chairman and President

Prairie State Bancshares, Inc.

745 Main Street

Hoxie, Kansas 67740

Facsimile: (785) 675-3030

With a copy (which shall not constitute notice) to:

Robert Monroe, Esq.

Stinson Leonard Street LLP

1201 Walnut Street, Suite 2900

Kansas City, Missouri 64106-2150

Facsimile: (816) 412-8117

If to EQBK or Merger Sub:

Brad S. Elliott

Chairman and Chief Executive Officer

Equity Bancshares, Inc.

7701 East Kellogg Drive, Suite 200

Wichita, Kansas 67207

Facsimile: (316) 681-0839

With a copy (which shall not constitute notice) to:

Michael G. Keeley, Esq.

Norton Rose Fulbright US LLP

2200 Ross Avenue, Suite 3600

Dallas, Texas 75201-7932

Facsimile: (214) 855-8200

Section 10.09    GOVERNING LAW. THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF KANSAS, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW THAT WOULD APPLY THE LAW OF A DIFFERENT JURISDICTION. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS

CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.10    Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so signed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Agreement. A facsimile or electronic scan in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

Section 10.11    Definitions. For purposes of this Agreement, the following terms have the meanings specified or referred to in this section:

“Acquisition Proposal” means any of the following: (a) a merger, consolidation, or any similar transaction of any entity with Prairie or any of its Subsidiaries, (b) a purchase, lease or other acquisition of 15% or more of the assets of Prairie or any of its Subsidiaries, (c) a purchase or other acquisition of “beneficial ownership” by any “person” or “group” (as such terms are defined in Section 13(d)(3) of Exchange Act) (including by way of merger, consolidation, share exchange, or otherwise) that would cause such person or group to become the beneficial owner of 15% or more of the securities of Prairie or any of its Subsidiaries after the date of this Agreement, (d) a tender or exchange offer to acquire 15% or more of the securities of Prairie or any of its Subsidiaries, (e) a public proxy or consent solicitation made to the shareholders of Prairie or any of its Subsidiaries seeking proxies in opposition to any proposal relating to any of the transactions contemplated by this Agreement, or (f) the making of a bona fide offer or proposal to the board of directors or shareholders of Prairie or any of its Subsidiaries to engage in one or more of the transactions referenced in clauses (a) through (e) above.

“Adjusted Cash Amount” shall have the meaning set forth in Section 1.06(a)(ii).

“Adjusted Equity” shall have the meaning set forth in Section 1.06(a)(i).

“Affiliate” means any Person that, directly or indirectly, through one or more intermediaries, (a) owns or controls another Person, (b) is owned or controlled by another Person, or (c) is under common control or ownership with another Person, and ownership means the direct or indirect beneficial ownership of more than fifty percent (50%) of the equity securities of a Person, or, in the case of a Person that is not a corporation, more than fifty percent (50%) of the voting and/or equity interest, and control means, to the extent not included in the definition of ownership, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of another Person, whether through ownership of voting securities or by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble.

“Bank” shall have the meaning set forth in the Recitals.

“Bank Merger” shall have the meaning set forth in the Recitals.

“Bank Merger Agreement” shall have the meaning set forth in Section 1.10.

“Bank Stock” shall have the meaning set forth in Section 3.03(b).

“Bankruptcy Exception” means, in respect of any agreement, contract, commitment or obligation, any limitation thereon imposed by any bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or similar Law affecting creditors’ rights and remedies generally and, with respect to the enforceability of any agreement, contract, commitment or obligation, by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at Law or in equity.

“BHCA” shall have the meaning set forth in the preamble.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States federal government or any day on which banking institutions in Wichita, Kansas are authorized or required by Law to be closed.

“Calculation Date” shall have the meaning set forth in Section 1.06(a)(iii).

“Call Reports” shall have the meaning set forth in Section 3.05(b).

“Cancelled Shares” shall have the meaning set forth in Section 1.05(d).

“Certificate” shall have the meaning set forth in Section 1.07(c).

“Change in Recommendation” shall have the meaning set forth in Section 5.22(d).

“Closing” shall have the meaning set forth in Section 2.01(a).

“Closing Date” shall have the meaning set forth in Section 2.01(a).

“COBRA” shall have the meaning set forth in Section 3.28(d).

“Code” shall have the meaning set forth in Section 1.07(g).

“Commencement Date” shall have the meaning set forth in Section 3.12(n).

“Confidentiality Agreement” means the Mutual Confidentiality Agreement, effective as of October 2, 2015, by and between Prairie and EQBK.

“Continuing Employee” shall have the meaning set forth in Section 6.07(a).

“Controlled Group Plans” shall have the meaning set forth in Section 3.28(f).

“CRA” shall have the meaning set forth in Section 3.32.

“Director Support Agreement” shall have the meaning set forth in the Recitals.

“Dissenting Shares” shall have the meaning set forth in Section 1.08.

“Dissenting Shareholder” shall have the meaning set forth in Section 1.08.

“Dodd-Frank Act” shall have the meaning set forth in Section 3.36.

“Effective Time” shall have the meaning set forth in Section 2.01(b).

“Employee Plans” shall have the meaning set forth in Section 3.28(a).

“Environmental Inspections” shall have the meaning set forth in Section 5.12(a).

“Environmental Laws” means the common Law and all federal, state, local and foreign Laws or regulations, codes, Orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, now or hereafter in effect, relating to pollution or protection of human health and the environment, including Laws relating to (i) emissions, discharges, releases or threatened releases of Hazardous Materials, into the environment (including ambient air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials, and (iii) underground and above ground storage tanks, and related piping, and emissions, discharges, releases or threatened releases therefrom, (iv) the conservation of open space, ecosystems, wetlands or water of the United States or a state, and (v) the preservation of cultural or historic structures or artifacts.

“EQBK” shall have the meaning set forth in the preamble.

“EQBK Board” shall have the meaning set forth in the Recitals.

“EQBK Class A Stock” shall have the meaning set forth in Section 1.05(a).

“EQBK Class B Stock” shall have the meaning set forth in Section 1.05(a).

“EQBK Confidential Schedule” is defined in the first paragraph of Article IV

“EQBK Constituent Documents” shall have the meaning set forth in Section 4.05(b).

“EQBK Financial Statements” shall have the meaning set forth in Section 4.04(b).

“EQBK SEC Reports” shall have the meaning set forth in Section 4.04(a).

“Equity Bank” shall have the meaning set forth in the Recitals.

“Equity Adjustment” shall have the meaning set forth in Section 1.06(a)(iv).

“ERISA” shall have the meaning set forth in Section 3.28(a).

“ESOP” shall have the meaning set forth in Section 1.07(h).

“ESOP Trust” shall have the meaning set forth in Section 3.28(f).

“ESOP Trustees” shall have the meaning set forth in Section 3.28(f).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 1.07(a).

“Exchange Fund” shall have the meaning set forth in Section 1.07(b).

“Exchange Ratio” shall have the meaning set forth in Section 1.06(a)(v).

“Existing Indemnification Obligation” shall have the meaning set forth in Section 6.13(a).

“FDIA” shall have the meaning set forth in Section 2.02(e).

“FDIC” shall have the meaning set forth in Section 2.02(e).

“Federal Reserve” shall mean the Board of Governors of the Federal Reserve System.

“GAAP” shall have the meaning set forth in Section 3.05(a).

“Governmental Entity” means any court, administrative agency or commission or other governmental or regulatory authority or instrumentality.

“Hazardous Material” means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including, among others, asbestos, lead-based paint, urea-formaldehyde, petroleum, crude oil or any fraction thereof or any petroleum product, but does not include de minimis quantities or as office or cleaning supplies.

“Indemnified Parties” shall have the meaning set forth in Section 6.13(e).

“Independent Fiduciary” means Community Bank of Pleasant Hill d/b/a First Trust of MidAmerica.

“Integrated Mergers” shall have the meaning set forth in the Recitals.

“Intervening Event” means any material event, change, effect, development or occurrence occurring or arising after the date of this Agreement that, individually or in the aggregate, materially affects the business, financial condition, or results of operations of Prairie and its Subsidiaries, taken as a whole, that (i) was not known, or reasonably foreseeable, to Prairie’s Board as of or prior to the date of this Agreement and did not result from a breach of this Agreement by Prairie and (ii) does not relate to or involve an Acquisition Proposal.

“Initial Supplement Date” shall have the meaning set forth in Section 5.19.

“IRS” shall have the meaning set forth in Section 3.12(m).

“KGCC” shall have the meaning set forth in Section 1.01.

A person has “Knowledge” of, or acts “Knowingly” with respect to, a particular fact or other matter if any individual who is presently serving as a director or “executive officer” (as such term is defined of 12 C.F.R. Part 215 (Regulation O)) of that person, after reasonable inquiry, is actually aware of such fact or other matter.

“Law” shall mean any federal or state constitution, statute, regulation, rule, or common law applicable to a Person.

“Leases” shall have the meaning set forth in Section 3.11(a)(i).

“Leased Real Property” shall have the meaning set forth in Section 3.09.

“Letter of Transmittal” shall have the meaning set forth in Section 1.07(c).

“Lien(s)” means any mortgage, security interest, pledge, encumbrance or lien (statutory or otherwise).

“Listed Contracts” shall have the meaning set forth in Section 3.11(a).

“Material Adverse Change” means, with respect to any party, that any material adverse change in the business, results of operations, condition (financial or otherwise), assets, properties, liabilities (absolute, accrued, contingent or otherwise) or reserves of such party and its Subsidiaries, taken as a whole, has occurred, but excluding any change with respect to, or effect on, such party resulting from or in connection with any of the following, by itself or by themselves, either alone or in combination, to constitute or contribute to: (i) any changes in Laws or interpretations thereof that are generally applicable to the banking or savings industries; (ii) changes in GAAP or RAP that are generally applicable to the banking or savings industries; (iii) the execution and delivery of this Agreement, the announcement thereof, or the performance of the transactions contemplated hereby, including any expenses which are reasonably incurred in connection with this Agreement or the transactions contemplated by this Agreement; (iv) changes in global, national or regional political conditions or general economic or market conditions in the United States or the State of Kansas, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry; (v) general changes in the credit markets or general downgrades in the credit markets; (vi) actions or omissions of a party taken as required by this Agreement or with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated by this Agreement; (vii) any natural or man-made disaster or acts of God; (viii) outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; or (ix) any litigation relating to this Agreement or the transactions contemplated hereby; provided, that, in the case of clauses

(i), (ii), (iv) (v), (vii) or (viii), such party is not affected to a greater extent than other Persons, bank holding companies or insured depository institutions in the industry in which such party operates.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 1.05(b)(ii).

“Merger Sub” shall have the meaning set forth in the Preamble.

“Minimum Equity” shall have the meaning set forth in Section 1.06(a)(vi).

“Nonqualified Deferred Compensation Plan” shall have the meaning set forth in Section 3.28(m).

“Order” shall mean any award, decision, decree, injunction, judgment, order, ruling, or verdict entered, issued, made or rendered by any court, administrative agency or any other Governmental Entity.

“OREO Property” shall have the meaning set forth in Section 3.09.

“OSBC” means the Office of the State Bank Commissioner of Kansas.

“Owned Real Property” shall have the meaning set forth in Section 3.09.

“Permitted Encumbrances” shall mean only (i) Liens for taxes not yet due and payable and that do not constitute penalties , (ii) statutory Liens of landlords, (iii) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent, (iv) zoning, building, or other restrictions, variances, covenants, rights of way, rights of subtenants, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by the Bank, or have a material detrimental effect on the value thereof or its present use.

“Per Share Cash Amount” shall have the meaning set forth in Section 1.06(a)(vii).

“Per Share Merger Consideration” shall have the meaning set forth in Section 1.05(b)(ii).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Post-Closing Tax Returns” shall have the meaning set forth in Section 5.18(b).

“PPACA” shall have the meaning set forth in Section 3.28(d).

“Prairie” shall have the meaning set forth in the preamble.

“Prairie Board” shall have the meaning set forth in the Recitals.

“Prairie Confidential Schedule” is defined in the first paragraph of Article III.

“Prairie Constituent Documents” shall have the meaning set forth in Section 3.04(a).

“Prairie Financial Statements” shall have the meaning set forth in Section 3.05(a).

“Prairie Merger Costs” shall have the meaning set forth in Section 1.06(a)(viii).

“Prairie Recommendation” shall have the meaning set forth in Section 3.08.

“Prairie Stock” shall have the meaning set forth in Section 1.05(b).

“Pre-Closing Tax Returns” shall have the meaning set forth in Section 5.18(a).

“Property” or “Properties” shall mean the Owned Real Property and Leased Real Property.

“Proprietary Rights” shall have the meaning set forth in Section 3.15.

“Proxy Statement/Prospectus” shall have the meaning set forth in Section 5.02(a)(iv).

“RAP” shall have the meaning set forth in Section 3.05(a).

“Registration Statement” shall have the meaning set forth in Section 5.13(a).

“Regulatory Agency” means (i) any self-regulatory organization, (ii) the Federal Reserve, (iii) the FDIC, (iv) OSBC (v) the SEC, or (vi) any other federal or state governmental or regulatory agency or authority having or claiming jurisdiction over a party to this Agreement or the transactions contemplated hereby.

“Retirement Plan” shall have the meaning set forth in Section 5.14(a).

“SEC” shall have the meaning set forth in Section 3.37.

“Secondary Investigation” shall have the meaning set forth in Section 5.12(a).

“Second Certificate of Merger” shall have the meaning set forth in Section 1.09.

“Second Effective Time” shall have the meaning set forth in Section 1.09.

“Second Step Merger” shall have the meaning set forth in the Recitals.

“Section 338(h)(10) Elections” shall have the meaning set forth in Section 5.23(a).

“Securities Act” shall mean Securities Act of 1933, as amended.

“Share Adjustment” shall have the meaning set forth in Section 1.05(f).

“Shareholders’ Meeting” shall have the meaning set forth in Section 5.02(a)(i).

“Shareholders’ Representative” shall have the meaning set forth in Section 5.18(a).

“SOA” shall have the meaning set forth in Section 5.20(b).

“Straddle Period” shall have the meaning set forth in Section 5.18(b).

“Subsidiary” means, when used with reference to an entity, any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity or any partnership, joint venture or other enterprise in which any entity has, directly or indirectly, a majority equity interest.

“Superior Proposal” means any bona fide written Acquisition Proposal received after the date hereof that Prairie’s Board determines in good faith, after consultation with its outside legal and financial advisors, to be reasonably likely to be consummated in accordance with its terms and to be more favorable to Prairie and its shareholders from a financial point of view than the transactions contemplated hereby (including any adjustment to the terms and conditions proposed by EQBK in response to such proposal pursuant to Section 5.22(e) or otherwise); provided that for purposes of this definition references to 15% in the definition of “Acquisition Proposal” shall be deemed to be references to 50%.

“Surviving Corporation” shall have the meaning set forth in Section 1.01.

“Tail Policy” shall have the meaning set forth in Section 6.13(c).

“Tax” or “Taxes” means any federal, state, or local income, gross receipts, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs, duties, capital stock, franchise, margin, gross margin, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the Tax liabilities of any other Person.

“Tax Proceeding” shall have the meaning set forth in Section 5.18(d).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Terminated Employee” shall have the meaning set forth in Section 6.07(a).

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute proposed or final Treasury Regulations.

“Welfare Plan” shall have the meaning set forth in Section 5.14(b).

Section 10.12    Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at Law for money damages if any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party will be entitled to temporary and/or permanent injunction or injunctions which a court of competent jurisdiction concludes is justified to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at Law or in equity.

Section 10.13    Rules of Construction. Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender is deemed to include the other genders. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. References to a Person are also to its permitted successors or assigns. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 10.14    Articles, Sections, Exhibits and Schedules. All articles and sections referred to herein are articles and sections, respectively, of this Agreement and all exhibits and schedules referred to herein are exhibits and schedules, respectively, attached to this Agreement. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement or any particular section. Any and all schedules, exhibits, certificates or other documents or instruments referred to herein or attached hereto are and will be incorporated herein by reference hereto as though fully set forth herein.

Section 10.15    Public Disclosure. None of EQBK, Merger Sub or Prairie, or any Affiliate or Subsidiary of the same, will make any announcement, statement, press release, acknowledgment or other public disclosure of the existence of, or reveal the terms, conditions or the status of, this Agreement or the transactions contemplated hereby without the prior written consent of the other parties to this Agreement (which shall not be unreasonably withheld, conditioned or delayed); provided, however, that (i) EQBK and Prairie are permitted to make any public disclosures or governmental filings as legal counsel may deem necessary to maintain compliance with or to prevent violations of applicable Law, that may be necessary to obtain regulatory approval for the transactions contemplated hereby, or that may be necessary to enforce the obligations under this Agreement and (ii) EQBK may disclose the existence of, or reveal the terms, conditions or the status of, this Agreement or the transactions contemplated hereby to potential investors in EQBK that are bound by a confidentiality agreement.

Section 10.16    Extension; Waiver. At any time prior to the Closing Date, EQBK, on the one hand, and Prairie, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance by the other party with any of the agreements, covenants or conditions contained herein. Such action will be evidenced by a signed written notice given in the manner provided in Section 10.08. No party to this Agreement will by any act (except by a written instrument given pursuant to Section 10.08) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. No failure to exercise nor any delay in exercising any right, power or privilege hereunder by any party hereto will operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion will not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder. Any party may unilaterally waive a right which is solely applicable to it.

Section 10.17    Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by each of the parties hereto.

Section 10.18    No Third Party Beneficiaries. Except for Section 6.07 and Section 6.13, nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers as of the date first above written.

EQUITY BANCSHARES, INC.

By:	/s/ Brad S. Elliott
Name:	Brad S. Elliott
Title:	Chairman and Chief Executive Officer

PRAIRIE MERGER SUB, INC.

By:	/s/ Brad S. Elliott
Name:	Brad S. Elliott
Title:	President

PRAIRIE STATE BANCSHARES, INC.

By:	/s/ Michael Mense
Name:	Michael Mense
Title:	Chairman and President

[Signature Page to Agreement and Plan of Merger]